Exhibit 8

Die deutsche Version der Anleihebedingungen ist allein rechtsverbindlich. Die englische Fassung ist unverbindlich.

The German version of the Terms and Conditions is the only legally binding version. The English translation is for convenience only.


                               ANLEIHEBEDINGUNGEN

                                      SS. 1
                             ALLGEMEINE BESTIMMUNGEN

                              TERMS AND CONDITIONS

                                      SS. 1
                               GENERAL PROVISIONS


(1) NENNBETRAG UND STUCKELUNG. Diese 0,75% Wandelanleihe, fallig 2013, der SGL CARBON AG, Wiesbaden, Germany (SGL CARBON AG oder die ANLEIHESCHULDNERIN), einer Aktiengesellschaft nach deutschem Recht, im Gesamtnennbetrag von
     (euro) 200.000.000 (in Worten: Euro zweihundert Millionen) ist in untereinander gleichberechtigte, auf den Inhaber lautende Teilschuldverschreibungen (die SCHULDVERSCHREIBUNGEN) im Nennbetrag von je
     (euro) 50.000 (in Worten: Euro funfzig Tausend) (der NENNBETRAG) eingeteilt.

(1) NOMINAL AMOUNT AND DENOMINATION. This issue by SGL CARBON AG, Wiesbaden, Germany (SGL CARBON AG or the ISSUER), a stock corporation incorporated under the laws of Germany, of 0.75% convertible notes due 2013 in the aggregate nominal amount of (euro) 200,000,000 (in words: Euro two hundred million) is divided into notes in bearer form with a nominal amount of
     (euro) 50,000 (in words: Euro fifty thousand) (the PRINCIPAL AMOUNT) each, which rank pari passu among themselves (the NOTES).


(2)  VERBRIEFUNG UND VERWAHRUNG.

(2)  FORM AND CUSTODY.


(a) Die Schuldverschreibungen werden durch eine auf den Inhaber lautende Globalurkunde (die GLOBALURKUNDE) ohne Zinsscheine verbrieft. Effektive Urkunden uber einzelne Schuldverschreibungen und Zinsscheine werden nicht ausgegeben. Eine Kopie der Globalurkunde ist fur die Inhaber von Schuldverschreibungen (die ANLEIHEGLAUBIGER) kostenlos bei der Hauptzahlstelle (wie in ss. 15(1) definiert) erhaltlich.

(a) The Notes are represented by a global certificate (the GLOBAL CERTIFICATE) payable to bearer without interest coupons. Definitive certificates representing individual Notes and interest coupons shall not be issued. A copy of the Global Certificate is available to the holders of the Notes (each a NOTEHOLDER) free of charge at the offices of the Principal Paying Agent (as defined in ss. 15(1)).


(b) Die Globalurkunde wird von Clearstream Banking AG, Frankfurt am Main (CLEARSTREAM BANKING oder das CLEARING SYSTEM) verwahrt, bis samtliche Verpflichtungen der Anleiheschuldnerin aus den Schuldverschreibungen erfullt sind. Die Schuldverschreibungen sind durch entsprechende Depotbuchungen nach Ma(beta)gabe der anwendbaren Bestimmungen von Clearstream Banking und, au(beta)erhalb der Bundesrepublik Deutschland (DEUTSCHLAND), von Clearstream Banking societe anonyme, Luxemburg (CLEARSTREAM LUXEMBURG) und Euroclear Bank S.A./N.V., als Betreiber des Euroclear Systems (EUROCLEAR), ubertragbar.

(b) The Global Certificate will be kept in custody with Clearstream Banking AG, Frankfurt am Main (CLEARSTREAM BANKING or the CLEARING SYSTEM), until all obligations of the Issuer under the Notes have been satisfied. The Notes shall be transferable by appropriate entries in securities accounts in accordance with applicable rules of Clearstream Banking and, outside the Federal Republic of Germany (GERMANY), of Clearstream Banking, societe anonyme, Luxembourg (CLEARSTREAM LUXEMBOURG), and Euroclear Bank S.A./N.V. as operator of the Euroclear System (EUROCLEAR).

     Die Anleiheschuldnerin verpflichtet sich, selbst oder durch ihren Vertreter (der zum Zeitpunkt der Ausgabe Clearstream Banking sein wird), jederzeit bis zur Erfullung aller ihrer Verpflichtungen aus diesen Schuldverschreibungen ein Register zu fuhren (das BOOK-ENTRY REGISTER), das die Gesamtzahl der verbrieften Schuldverschreibungen zeigt und in dem die Einbuchungen von Schuldverschreibungen auf den Konten der Kontoinhaber bei Clearstream Banking zu Gunsten der Anleiheglaubiger verzeichnet werden. Eine Ubetragung von Schuldverschreibungen ist nur mit Eintragung im Book-Entry Register wirksam.

     The Issuer or its agent (which, upon issuance of the Notes shall be Clearstream Banking) shall at all times until all obligations of the Issuer under the Notes have been satisfied maintain a register (the BOOK-ENTRY REGISTER) showing the aggregate number of Notes represented by the Global Certificate and in which it will maintain records of the Notes credited to the accounts of the accountholders of Clearstream Banking for the benefit of the Noteholders. No transfer of any Note shall be effective unless it is recorded in the Book-Entry Register.


                                      SS. 2
                        STATUS DER SCHULDVERSCHREIBUNGEN;
                   NEGATIVVERPFLICHTUNG DER ANLEIHESCHULDNERIN

                                      SS. 2
                 STATUS OF THE NOTES; NEGATIVE PLEDGE OF ISSUER


(1) STATUS DER SCHULDVERSCHREIBUNGEN. Die Schuldverschreibungen begrunden nicht nachrangige und nicht besicherte Verbindlichkeiten der Anleiheschuldnerin, die untereinander im gleichen Rang und mit allen anderen gegenwartigen und zukunftigen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Anleiheschuldnerin zumindest im gleichen Rang stehen, mit Ausnahme von Verbindlichkeiten, die nach geltenden Rechtsvorschriften vorrangig sind.

(1) STATUS OF THE NOTES. The Notes constitute unsubordinated and unsecured obligations of the Issuer ranking pari passu among themselves and at least pari passu with all other present and future unsecured and unsubordinated obligations of the Issuer, save for such obligations which may be preferred by applicable law.


(2) NEGATIVVERPFLICHTUNG. Die Anleiheschuldnerin verpflichtet sich, solange Schuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle Betrage an Kapital und Zinsen der Hauptzahlstelle zur Verfugung gestellt worden sind und alle Verpflichtungen gema(beta) ss. 7 erfullt sind, weder ihr gegenwartiges noch ihr zukunftiges Vermogen ganz oder teilweise in irgendeiner Weise zur Besicherung einer gegenwartigen oder zukunftigen Kapitalmarktverbindlichkeit der Anleiheschuldnerin (wie nachstehend definiert), die von der Anleiheschuldnerin oder einer anderen Person eingegangen oder gewahrleistet ist, au(beta)er Genehmigten Verbindlichkeiten (wie nachstehend definiert) zu belasten, ohne gleichzeitig die Anleiheglaubiger an derselben Sicherheit im gleichen Rang und gleichen Verhaltnis teilnehmen zu lassen oder ihnen ein gleichwertiges Sicherungsrecht zu gewahren.

(2) NEGATIVE PLEDGE. So long as any Notes remain outstanding, but only up to the time all amounts payable to Noteholders under the Notes in accordance with these Terms and Conditions have been placed at the disposal of the Principal Paying Agent and all obligations pursuant to ss. 7 have been fulfilled, the Issuer undertakes not to grant any encumbrance over any or all of its present or future assets, as security for any present or future Issuer Capital Market Indebtedness (as defined below) issued or guaranteed by the Issuer or by any other person other than Permitted Indebtedness (as defined below), without at the same time having the Noteholders share equally and rateably in such security or granting the Noteholders an equivalent security interest.

     KAPITALMARKTVERBINDLICHKEIT DER ANLEIHESCHULDNERIN im Sinne dieses Absatzes
     (2) ist jede Verbindlichkeit zur Zahlung aufgenommener Gelder, die durch Schuldscheine oder durch Schuldverschreibungen oder sonstige Wertpapiere, die an einer Borse oder an einem anderen anerkannten Wertpapiermarkt notiert oder gehandelt werden oder werden konnen, verbrieft, verkorpert oder dokumentiert ist.

     For the purposes of this subsection (2), ISSUER CAPITAL MARKET INDEBTEDNESS means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented by, bonds, notes or other securities which are capable of being quoted, listed, dealt in or traded on a stock exchange or other recognised securities market.


     GENEHMIGTE VERBINDLICHKEIT im Sinne dieses Absatzes (2) bezeichnet (i) die bis zu (euro) 200 Mio. Floating Rate Notes der SGL CARBON AG (der NEUE CORPORATE BOND), die zur Refinanzierung der ausstehenden (euro)270 Mio. 8,5% Senior Notes, fallig 2012, der SGL CARBON Luxembourg S.A., garantiert durch SGL CARBON AG, ausgegeben werden (einschlie(beta)lich Kapitalmarktverbindlichkeiten der Anleiheschuldnerin, die zur Refinanzierung des Neuen Corporate Bond ausgegeben werden, sofern die Besicherung dieser Kapitalmarktverbindlichkeit der Anleiheschuldnerin die zum Zeitpunkt der Refinanzierung bestehende Besicherung des Neuen Corporate Bond nicht ubersteigt), (ii) weitere Schuldverschreibungen mit einem Gesamtnennbetrag von bis zu (euro) 100 Mio. mit gleicher Ausstattung (mit Ausnahme, unter anderem, des Ausgabetags und des Verzinsungsbeginns) wie der Neue Corporate Bond, die mit dem Neuen Corporate Bond zusammengefasst werden und eine einheitliche Anleihe mit diesem bilden, und (iii) die
     (euro)270 Mio. 8,5% Senior Notes, fallig 2012, jedoch ausschlie(beta)lich im Hinblick auf die zum Ausgabetag (wie untenstehend definiert) bestehende Besicherung oder eine Besicherung, die anstelle der bisherigen Besicherung tritt und diese nicht ubersteigt.

     PERMITTED INDEBTEDNESS for the purposes of this subsection (2) means (i) the up to (euro) 200 million Floating Rate Notes to be issued by SGL CARBON AG (the NEW CORPORATE BOND) to refinance the existing (euro) 270 million 8.5% Senior Notes due 2012 issued by SGL CARBON Luxembourg S.A., guaranteed by SGL CARBON AG (including Capital Market Indebtedness of the Issuer issued for purposes of refinancing the New Corporate Bond, as long as such security of such Capital Market Indebtedness of the Issuer does not exceed the amount of the security of the New Corporate Bond existing at the time of such refinancing), (ii) additional bonds in an aggregate principal amount of up to (euro) 100 million with identical terms (save for, inter alia, issue date and interest commencement date) as the New Corporate Bond, which shall be consolidated with and form a single issue with the New Corporate Bond, and (iii) the (euro) 270 million 8.5% Senior Notes due 2012, but exclusively with regard to any security replacing the security existing on the Issue Date (as defined below) in an amount not exceeding such existing security.


     Um etwaige Zweifel bezuglich von asset-backed financings der
     Anleiheschuldnerin zu vermeiden, schlie(beta)en die in diesem ss. 2 benutzten Worte "Vermogen" und "Verbindlichkeiten zur Zahlung aufgenommener Gelder" nicht solche Vermogensgegenstande und Verbindlichkeiten der Anleiheschuldnerin ein, die im Einklang mit den Gesetzen und anerkannten Regeln der Bilanzierung und Buchfuhrung nicht in der Bilanz der Anleiheschuldnerin ausgewiesen werden mussen und darin auch nicht ausgewiesen werden.

     For the avoidance of doubt in respect of asset-backed financings originated by the Issuer, the expression "assets" and "obligation for the payment of borrowed money" as used in this ss. 2 do not include assets and obligations of the Issuer which, pursuant to the requirements of law and accounting principles generally accepted, need not, and are not, reflected in the Issuer's balance sheet.

     Die Verpflichtung nach Satz 1 dieses Absatzes (2) findet keine Anwendung auf eine Sicherheit, die (i) nach dem anzuwendenden Recht zwingend notwendig ist, oder (ii) als Voraussetzung einer staatlichen Genehmigung erforderlich sind. Jede gema(beta) diesem Absatz (2) zu leistende Sicherheit kann auch zugunsten einer Person bestellt werden, die insoweit als Treuhander der Anleiheglaubiger handelt.

     The undertaking pursuant to sentence 1 of this subsection (2) shall not apply to a security which is (i) mandatory according to applicable laws or
     (ii) required as a prerequisite for governmental approvals. Any security to be provided pursuant to this subsection (2) may also be provided to a person acting as trustee for the Noteholders.


                                      SS. 3
                                   VERZINSUNG

                                      SS. 3
                                    INTEREST


(1) ZINSSATZ. Die Schuldverschreibungen werden ab einschlie(beta)lich dem 16. Mai 2007 (der AUSGABETAG) mit jahrlich 0,75% auf ihren Nennbetrag verzinst. Die Zinsen sind jahrlich nachtraglich am 16. Mai eines jeden Jahres (jeweils ein ZINSZAHLUNGSTAG), erstmals am 16. Mai 2008, in Hohe von (euro) 375,00 (in Worten: Euro dreihundertfunfundsiebzig) je Schuldverschreibung zahlbar. Letzter Zinszahlungstag ist der Endfalligkeitstermin (wie in ss. 4(1) definiert), sofern nicht die Schuldverschreibungen zuvor zuruckgezahlt, gewandelt oder zuruckgekauft und entwertet wurden. Die Verzinsung der Schuldverschreibungen endet mit Beginn des Tages, an dem die Schuldverschreibungen zur Ruckzahlung fallig werden. Im Falle der Ausubung des Wandlungsrechtes (wie in ss. 7(1) definiert) hinsichtlich einer Schuldverschreibung endet die Verzinsung dieser Schuldverschreibung an dem Zinszahlungstag, der dem Ausubungstag (wie in ss. 8(4) definiert) bzw. dem Tag der vorzeitigen Ruckzahlung (wie in ss. 4(3) definiert) unmittelbar vorausgeht, oder, falls der Ausubungstag oder Tag der vorzeitigen Ruckzahlung vor dem ersten Zinszahlungstag liegt, am Ausgabetag.

(1) INTEREST RATE. The Notes shall bear interest on their Principal Amount at the rate of 0.75% per annum from and including 16 May 2007 (the ISSUE
     DATE). Interest shall be payable annually in arrear in the amount of (euro)
     375.00 (in words: Euro three hundred and seventy-five) per Note on 16 May of each year (each a COUPON DATE), commencing on 16 May 2008. The last Coupon Date shall be the Maturity Date (as defined in ss. 4(1)) unless the Notes have previously been redeemed, converted or repurchased and cancelled. Interest shall cease to accrue as of the beginning of the date on which the Notes become due for redemption. In the event of an exercise of the Conversion Right (as defined in ss. 7(1)) in respect of any Note, interest shall cease to accrue on that Note on the Coupon Date immediately preceding the relevant Conversion Date (as defined in ss. 8(4)) or Early Redemption Date (as defined in ss. 4(3)) or, if the Conversion Date or Early Redemption Date falls before the First Coupon Date, on the Issue Date.


(2) VERZUGSZINSEN. Sofern die Anleiheschuldnerin die Schuldverschreibungen nicht bei Falligkeit einlost, erfolgt die Verzinsung des Nennbetrags bis zum Tag der tatsachlichen Ruckzahlung der Schuldverschreibungen (ausschlie(beta)lich) mit einem jahrlichen Zinssatz, welcher der Summe des in Absatz (1) bestimmten Zinssatzes und 1 % entspricht. Die Geltendmachung eines weiteren Schadens ist nicht ausgeschlossen.

(2) LATE PAYMENTS OF PRINCIPAL. Should the Issuer fail to redeem the Notes when due, interest shall continue to accrue on their Principal Amount at a rate which equals the sum of the interest rate set forth in subsection (1) and 1% per annum until (but not including) the date of actual redemption of the Notes. Claims for further damages are not precluded.

(3) ZINSTAGEQUOTIENT. Sind Zinsen fur einen Zeitraum von weniger als einem Jahr zu berechnen, erfolgt die Berechnung auf der Grundlage der tatsachlich verstrichenen Tage, geteilt durch die tatsachliche Anzahl von Tagen des entsprechenden Jahres (365 oder, im Falle eines Schaltjahres, 366).

(3) DAY COUNT FRACTION. If interest is to be calculated for a period of less than one year, it shall be calculated on the basis of the actual number of days elapsed, divided by the actual number of days (365 or in the case of a leap year 366) in the respective year.


                                      SS. 4
                   TILGUNG AM ENDFALLIGKEITSTERMIN; RUCKKAUF;
                             VORZEITIGE RUCKZAHLUNG

                                      SS. 4
                    REDEMPTION AT MATURITY; REPURCHASE; EARLY
                                   REDEMPTION


(1) TILGUNG AM ENDFALLIGKEITSTERMIN. Die Anleiheschuldnerin wird am 16. Mai 2013 (dem ENDFALLIGKEITSTERMIN) die Schuldverschreibungen durch Zahlung in Hohe des Nennbetrages zuzuglich der bis zum Endfalligkeitstermin (ausschlie(beta)lich) angefallenen Zinsen tilgen, sofern nicht die jeweilige Schuldverschreibung vorher zuruckgezahlt, gewandelt oder zuruckerworben und entwertet worden ist.

(1) REDEMPTION AT MATURITY. The Issuer shall redeem the Notes at their Principal Amount together with interest accrued thereon until (but not including) the date of such redemption on 16 May 2013 (the MATURITY DATE) unless they have previously been redeemed, converted or repurchased and cancelled.


(2) RUCKKAUF. Die Anleiheschuldnerin und/oder ein mit ihr im Sinne der ss.ss. 15 ff. AktG verbundenes Unternehmen sind berechtigt, jederzeit Schuldverschreibungen im Markt oder auf andere Weise zu kaufen. Zuruckgekaufte Schuldverschreibungen konnen entwertet, gehalten oder wieder verau(beta)ert werden.

(2) REPURCHASE. The Issuer and/or any of its affiliates within the meaning of ss.ss. 15 et seq. of the German Stock Corporation Act shall be entitled at any time to purchase Notes in the market or otherwise. Such purchased Notes may be cancelled, held or resold.


(3) VORZEITIGE RUCKZAHLUNGSOPTION NACH WAHL DER ANLEIHESCHULDNERIN INFOLGE DER KURSENTWICKLUNG DER AKTIEN. Die Anleiheschuldnerin ist jederzeit berechtigt, die Schuldverschreibungen insgesamt, nicht jedoch teilweise, zu ihrem Nennbetrag zuzuglich aufgelaufener Zinsen zuruckzuzahlen (die VORZEITIGE RUCKZAHLUNGSOPTION). Die vorzeitige Ruckzahlung wird gema(beta) ss. 16 bekanntgemacht und erfolgt mindestens 20 und hochstens 40 Kalendertage vor dem Tag, an dem die Schuldverschreibungen zur vorzeitigen Ruckzahlung fallig werden (der TAG DER VORZEITIGEN RUCKZAHLUNG). Diese Bekanntmachung ist unwiderruflich und hat den Tag der vorzeitigen Ruckzahlung und den letzten Tag, an dem die Wandlungsrechte von den Anleiheglaubigern nach ss. 8(1) ausgeubt werden konnen, anzugeben. Eine vorzeitige Ruckzahlung nach Ma(beta)gabe dieses Absatzes kann jedoch nur erfolgen, wenn der XETRA-Kurs (wie unten definiert) multipliziert mit dem dann geltenden Wandlungsverhaltnis (wie in ss. 7(1) definiert) an 20 der 30 aufeinanderfolgenden Handelstage beginnend am oder nach dem 16. Mai 2010 an der Frankfurter Wertpapierborse oder einer ihrer Rechtsnachfolgerinnen (die
     FWB) (jeweils ein BORSENHANDELSTAG) vor der Bekanntmachung des Tages der vorzeitigen Ruckzahlung 130% des Nennbetrags mit Stand an jedem solcher 20 Borsenhandelstage ubersteigt.

(3) EARLY REDEMPTION AT THE OPTION OF THE ISSUER FOR REASONS OF SHARE PRICE. The Issuer may at any time redeem all, but not part of the Notes at their Principal Amount plus accrued interest (the EARLY REDEMPTION OPTION). Notice of early redemption shall be given pursuant to ss. 16 not less than 20 and not more than 40 calendar days before the day on which any Notes become due for early redemption (the EARLY REDEMPTION DATE). Such notice will be irrevocable and must state the Early Redemption Date and the last day on which Conversion Rights may be exercised by Noteholders pursuant to ss. 8(1). An early redemption pursuant to this subsection may only be declared if the XETRA-Quotation (as defined below) times the then applicable Conversion Ratio (as defined in ss. 7(1)) exceeds on any 20 of the 30 consecutive trading days commencing on or after 16 May 2010 on the Frankfurt Stock Exchange or any successor thereof (the FSE) (each a STOCK EXCHANGE TRADING DAY) before notice of early redemption is given 130% of the Principal Amount as at each of such 20 Stock Exchange Trading Days.

     XETRA-KURS bezeichnet an jedem Borsenhandelstag den volumengewichteten durchschnittlichen Kurs fur die Aktie in XETRA an dem jeweiligen Borsenhandelstag, wie er auf der Bloomberg-Seite SGL GY Equity AQR (oder auf einer Nachfolgerin dieser Bildschirmseite) angezeigt wird, bzw. wenn kein volumengewichteter durchschnittlicher Kurs festgestellt wird, der in der Mittagsauktion des Parketthandels an der FWB festgestellte Einheitskurs, bzw. fur den Fall, dass kein Einheitskurs notiert wird, der letzte veroffentlichte Verkaufspreis pro Aktie an diesem Tag fur die Aktien an der FWB, bzw. fur den Fall, dass kein Verkaufspreis veroffentlicht wird, das Mittel zwischen Brief- und Geldkurs. Fur den Fall, dass die Aktien nicht an der FWB notiert sind oder Brief- und Geldkurs nicht zu erhalten sind, sind die entsprechenden Kurse oder Preise an der wichtigsten nationalen oder regionalen Borse, an der die Aktien notiert sind, ma(beta)geblich. Fur den Fall, dass eine oder mehrere solcher Notierungen nicht bestehen, wird die Hauptwandlungsstelle (wie in ss. 15(1) definiert) den XETRA-Kurs auf der Basis solcher Notierungen oder anderer Informationen, die sie fur ma(beta)geblich halt, nach billigem Ermessen (ss. 317 BGB) bestimmen; diese Bestimmung ist abschlie(beta)end (ausgenommen offensichtlicher Fehler). Eine Bezugnahme auf den XETRA-Kurs in diesen Anleihebedingungen umfasst, fur den Fall, dass die Feststellung des XETRA-Kurses aufgegeben wird, die Bezugnahme auf einen Kurs, der den XETRA-Kurs (i) kraft Gesetzes oder (ii) aufgrund einer allgemein akzeptierten Marktpraxis ersetzt.

     XETRA-QUOTATION means on any Stock Exchange Trading Day the volume-weighted average price of the Shares in XETRA on the relevant Stock Exchange Trading Day appearing on or derived from Bloomberg page SGL GY Equity AQR (or any successor screen page) or, if no volume-weighted average price is reported, the official quotation (Einheitskurs) as reached in the midday auction of floor trading on the FSE or, in case that no official quotation is reported, the last reported per share sale price on such day of the Shares on the FSE or, if no sale price is reported, the average of the bid and ask prices. If the Shares are not quoted on the FSE, or no bid and ask prices are available, the respective quotations or prices on the principal national or regional securities exchange upon which the Shares are quoted are decisive. In the absence of one or more such quotations, the Principal Conversion Agent (as defined in ss. 15(1)) shall determine the XETRA-Quotation on the basis of such quotations or other information as it considers appropriate using equitable discretion (ss. 317 of the German Civil Code (Burgerliches Gesetzbuch)); any such determination shall be conclusive (in the absence of manifest error). Any reference in these Terms and Conditions to the XETRA-Quotation shall include, in the case that the XETRA-Quotation is discontinued, a reference to a quotation which replaces the XETRA-Quotation (i) by virtue of law or (ii) on the basis of generally accepted market practice.


(4) RECHT DER ANLEIHESCHULDNERIN ZUR VORZEITIGEN RUCKZAHLUNG WEGEN EINES GERINGFUGIGEN AUSSTEHENDEN NENNBETRAGES. Wenn zu irgendeinem Zeitpunkt der auf die Schuldverschreibungen ausstehende Gesamtnennbetrag (einschlie(beta)lich von gema(beta) ss. 17 begebenen Schuldverschreibungen) unter einen Gesamtnennbetrag von (euro) 30.000.000 (in Worten: Euro drei(beta)ig Millionen) fallt, ist die Anleiheschuldnerin berechtigt, durch Bekanntmachung gema(beta) ss. 16 mit einer Frist von mindestens 15 und hochstens 60 Kalendertagen die verbliebenen Schuldverschreibungen insgesamt, jedoch nicht teilweise, zu ihrem Nennbetrag zuzuglich der bis zum Tag der Ruckzahlung (ausschlie(beta)lich) aufgelaufenen Zinsen zuruckzuzahlen. Die Bekanntmachung ist unwiderruflich und hat den Tag der vorzeitigen Ruckzahlung zu bestimmen.

(4) EARLY REDEMPTION AT THE OPTION OF THE ISSUER FOR REASONS OF MINIMAL OUTSTANDING PRINCIPAL AMOUNT. If at any time the aggregate principal amount of Notes outstanding (including any Notes outstanding issued pursuant to ss. 17) falls below (euro) 30,000,000 (in words: Euro thirty million) in aggregate principal amount, the Issuer is entitled, by giving not less than 15 nor more than 60 calendar days' notice by publication in accordance with ss. 16, to redeem the remaining Notes in whole, but not in part, at their Principal Amount together with interest accrued thereon until (but excluding) the date of redemption. Such notice will be irrevocable and shall state the date of early redemption.

                                      SS. 5
                               WAHRUNG; ZAHLUNGEN

                                      SS. 5
                               CURRENCY; PAYMENTS


(1) WAHRUNG. Samtliche Zahlungen auf die Schuldverschreibungen, einschlie(beta)lich gegebenenfalls zu zahlender Betrage gema(beta) ss. 4 oder ss. 9(2), werden in Euro geleistet.

(1) CURRENCY. All payments on the Notes including amounts payable pursuant to ss. 4 and ss. 9(2) shall be made in Euro.


(2) ZAHLUNGEN VON KAPITAL UND ZINSEN. Zahlungen von Kapital und Zinsen auf die Schuldverschreibungen erfolgen am jeweiligen Zahltag (wie in ss. 5(4) definiert) an die Hauptzahlstelle zur Weiterleitung an das Clearing System oder dessen Order in Euro zwecks Gutschrift auf den Konten der jeweiligen Kontoinhaber bei dem Clearing System. Zahlungen der Anleiheschuldnerin an das Clearing System oder an dessen Order befreien die Anleiheschuldnerin in Hohe der geleisteten Zahlungen von ihren Verbindlichkeiten aus den Schuldverschreibungen.

(2) PAYMENTS OF PRINCIPAL AND INTEREST. Payments of principal of, and interest on, the Notes shall be made on the relevant payment date (as defined in ss. 5(4)) to the Principal Paying Agent for on-payment to the Clearing System or to its order in Euro for credit to the accounts of the respective accountholders with the Clearing System. All payments made by the Issuer to the Clearing System or to its order shall discharge the liability of the Issuer under the Notes to the extent of the sums so paid.


(3) GESCHAFTSTAGE. Ist ein Falligkeitstag fur Zahlungen auf eine Schuldverschreibung kein Geschaftstag, so wird die betreffende Zahlung erst am nachstfolgenden Geschaftstag geleistet, ohne dass wegen dieser Zahlungsverzogerung Zinsen gezahlt werden. Ein GESCHAFTSTAG bezeichnet einen Tag, an dem das Clearing System sowie alle wesentlichen Teile des Trans-European Automated Real-time Gross settlement Express Transfer system (TARGET) in Betrieb sind, um die jeweilige Zahlung abzuwickeln.

(3) BUSINESS DAYS. If any date for payments in respect of any Notes is not a Business Day, such payment will not be made until the next following Business Day, and no interest shall be paid in respect of the delay in such payment. BUSINESS DAY means a day on which the Clearing System as well as all relevant parts of the Trans-European Automated Real-time Gross Settlement Express Transfer system (TARGET) are operational to effect the relevant payment.

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(4)  ZAHLTAG UND FALLIGKEITSTAG. Im Sinne dieser Anleihebedingungen ist ein
     ZAHLTAG der Tag, an dem, gegebenenfalls aufgrund einer Verschiebung gema(beta) ss. 5(3), eine Zahlung tatsachlich zu leisten ist, und ein FALLIGKEITSTAG ist der in diesen Anleihebedingungen vorgesehene Zahlungstermin ohne Berucksichtigung einer solchen Verschiebung.

(4) PAYMENT DATE AND DUE DATE. For the purposes of these Terms and Conditions, PAYMENT DATE means the day on which the payment is actually to be made, where applicable as adjusted in accordance with ss. 5(3), and DUE DATE means the payment date provided for herein, without taking account of any such adjustment.


(5) HINTERLEGUNG BEI GERICHT. Die Anleiheschuldnerin kann fallige Betrage, die von einem Anleiheglaubiger nicht beansprucht werden, beim Amtsgericht Wiesbaden hinterlegen. Soweit die Anleiheschuldnerin auf das Recht zur Rucknahme der hinterlegten Betrage verzichtet, erloschen die betreffenden Anspruche der Anleiheglaubiger.

(5) DEPOSITING IN COURT. The Issuer may deposit amounts due and not claimed by a Noteholder with the Local Court (Amtsgericht) in Wiesbaden. To the extent the Issuer waives its right to withdraw such deposit, the relevant claims of the Noteholders shall cease.


                                      SS. 6
                                     STEUERN

                                      SS. 6
                                      TAXES


Alle Zahlungen der Anleiheschuldnerin in bezug auf die Schuldverschreibungen werden ohne Abzug oder Einbehalt gegenwartiger oder zukunftiger Steuern, Abgaben oder amtlicher Gebuhren gleich welcher Art, die von oder in Deutschland oder von oder fur Rechnung einer dort zur Steuererhebung ermachtigten Gebietskorperschaft oder Behorde durch Abzug oder Einbehalt an der Quelle auferlegt, erhoben oder eingezogen werden, geleistet, es sei denn, ein solcher Abzug oder Einbehalt ist gesetzlich vorgeschrieben. Die Anleiheschuldnerin ist nicht verpflichtet, zusatzliche Zahlungen auf Grund eines solchen vorgeschriebenen Abzugs oder Einbehalts an die Anleiheglaubiger zu leisten.


All amounts payable by the Issuer in respect of the Notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by way of deduction or withholding at source by or in or on behalf of Germany or by or on behalf of any political subdivision or authority thereof or therein having power to tax, unless such deduction or withholding is required by law. The Issuer shall not be required to make any additional payments to Noteholders in respect of such deduction or withholding required by law.


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                                      SS. 7
                                 WANDLUNGSRECHT

                                      SS. 7
                                CONVERSION RIGHT



(1) WANDLUNGSRECHT. Die SGL CARBON AG gewahrt hiermit jedem Anleiheglaubiger das Recht (das WANDLUNGSRECHT), jede Schuldverschreibung gema(beta) den Bestimmungen dieses ss. 7 jederzeit wahrend des Ausubungszeitraums (wie in ss. 7(2) definiert) ganz, nicht jedoch teilweise, zum Wandlungspreis von
     (euro) 36,52 pro Aktie (der WANDLUNGSPREIS) in 1.369,1128 (in Worten: eintausenddreihundertneunundsechzig Komma eins eins zwei acht) (das WANDLUNGSVERHALTNIS) auf den Inhaber lautende nennwertlose Stuckaktien der SGL CARBON AG (die AKTIEN), zu wandeln, wobei der Wandlungspreis und das Wandlungsverhaltnis Anpassungen nach ss. 11 und ss. 12(4) unterliegen konnen. Die Lieferung der Aktien bei Ausubung des Wandlungsrechts hat in Ubereinstimmung mit ss. 9(1) zu erfolgen. Werden durch denselben Anleiheglaubiger gleichzeitig mehrere Schuldverschreibungen gewandelt, errechnet sich die Anzahl der infolge der Wandlung zu liefernden Aktien auf der Grundlage des Gesamtnennbetrages der von diesem Anleiheglaubiger gleichzeitig gewandelten Schuldverschreibungen. Verbleibende Bruchteile von Aktien werden nach ss. 9(2) in Geld ausgeglichen.

(1) CONVERSION RIGHT. SGL CARBON AG hereby grants each Noteholder the right (the CONVERSION RIGHT) to convert in accordance with this ss. 7 at any time during the Conversion Period (as defined in ss. 7(2)) each Note in whole, but not in part, at a conversion price for each share of (euro) 36.52 (the CONVERSION PRICE) into 1,369.1128 (in words: one thousand three hundred and sixty-nine point one one two eight) (the CONVERSION RATIO) ordinary bearer shares with no par value (Stuckaktien) of SGL CARBON AG (the SHARES), subject to adjustments pursuant to ss. 11 and ss. 12(4). Delivery of Shares upon exercise of the Conversion Right shall be made in accordance with ss. 9(1). If more than one Note is converted at any one time by the same Noteholder, the number of Shares to be delivered upon such conversion will be calculated on the basis of the aggregate principal amount of such Notes to be converted. Remaining fractions of Shares shall be compensated in cash pursuant to ss. 9(2).


(2) AUSUBUNGSZEITRAUM. Soweit nicht abweichend in Absatz (3) und (4) dieses ss. 7 geregelt, kann das Wandlungsrecht durch einen Anleiheglaubiger wahrend eines Zeitraums ausgeubt werden, der am 41. Kalendertag nach dem Ausgabetag (einschlie(beta)lich) beginnt und am 10. Borsenhandelstag vor dem Endfalligkeitstermin, also voraussichtlich am 30. April 2013 (einschlie(beta)lich) endet (der AUSUBUNGSZEITRAUM). Wenn der letzte Tag des Ausubungszeitraumes in einen Nichtausubungszeitraum fallt, endet der Ausubungszeitraum am letzten Borsenhandelstag vor dem Beginn eines solchen Nichtausubungszeitraumes.

(2)  CONVERSION PERIOD. To the extent not otherwise provided for in subsections
     (3) and (4) of this ss. 7, the Conversion Right may be exercised by a Noteholder from (and including) the 41st calendar day after the Issue Date until (and including) the 10th Stock Exchange Trading Day before the Maturity Date, which is expected to be 30 April 2013 (the CONVERSION PERIOD). If the last day of the Conversion Period falls in an Excluded Period, the Conversion Period shall terminate on the last Stock Exchange Trading Day prior to the commencement of such Excluded Period.


(3) VORZEITIGES ENDE DES AUSUBUNGSZEITRAUMS BEI FALLIG GESTELLTEN SCHULDVERSCHREIBUNGEN. Fur den Fall, dass die Schuldverschreibungen durch die Anleiheschuldnerin gema(beta) ss. 4(3) oder (4) zur vorzeitigen Ruckzahlung fallig gestellt werden, endet der Ausubungszeitraum im Hinblick auf diese Schuldverschreibungen mit Ablauf des vierten Geschaftstages, der dem Tag vorangeht, der zur Ruckzahlung bestimmt ist, es sei denn, die Anleiheschuldnerin erfullt ihre Ruckzahlungs- oder Lieferverpflichtungen an dem fur die Ruckzahlung bestimmten Tag nicht.

(3) EARLY TERMINATION OF THE CONVERSION PERIOD FOR NOTES CALLED FOR REDEMPTION. In the event the Notes are declared due for early redemption by the Issuer pursuant to ss. 4(3) or (4), the Conversion Period with respect to such Notes shall terminate at the end of the fourth Business Day prior to the day fixed for redemption unless the Issuer fails to satisfy its redemption payment or delivery obligations on the date fixed for redemption.


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


(4) NICHTAUSUBUNGSZEITRAUM. Die Ausubung des Wandlungsrechts ist wahrend der nachfolgenden Zeitraume (jeweils ein NICHTAUSUBUNGSZEITRAUM) ausgeschlossen:

(4) EXCLUDED PERIOD. The exercise of the Conversion Right shall be excluded during any of the following periods (each an EXCLUDED PERIOD):


(a) anlasslich von Hauptversammlungen der SGL CARBON AG wahrend eines Zeitraums, der am funften Geschaftstag vor dem letzten fur die Anmeldung bestimmten Tag beginnt, und der am Geschaftstag nach der Hauptversammlung (jeweils ausschlie(beta)lich) endet;

(a) in connection with any shareholders' meetings of SGL CARBON AG, a period commencing five Business Days prior to the last day for notification of participation (Anmeldung) and ending on the Business Day following such shareholders' meeting (both dates exclusive);


(b) wahrend eines Zeitraums von 14 Kalendertagen, der mit dem Ende des Geschaftsjahres der SGL CARBON AGendet; und

(b) a period of 14 calendar days ending with the end of the financial year of SGL CARBON AG; and


(c) wahrend des Zeitraums ab dem Tag, an dem ein Angebot der SGL CARBON AG an ihre Aktionare zum Bezug von Aktien, Optionsrechten auf eigene Aktien, Schuldverschreibungen mit Wandlungs- oder Optionsrechten oder -pflichten, Gewinnschuldverschreibungen oder von Genussscheinen oder ein ahnliches Angebot (einschlie(beta)lich Angebote im Hinblick auf Abspaltungen (ss. 123 Abs. 2 Umwandlungsgesetz)), in einem uberregionalen Pflichtblatt einer der deutschen Wertpapierborsen, an denen die Aktien zum Handel zugelassen sind, oder im Bundesanzeiger oder vom Bundesanzeiger in elektronischer Form veroffentlicht wird (wobei die erste Veroffentlichung ma(beta)gebend ist), bis zum letzten Tag der fur die Ausubung des Bezugsrechts bestimmten Frist (jeweils einschlie(beta)lich).

(c) a period commencing on the date on which an offer by SGL CARBON AG to its shareholders to subscribe Shares, warrants on own Shares, notes with conversion or option rights or obligations, profit-linked bonds or profit participation rights or any similar offer (including but not limited to offers regarding spin-offs (ss. 123(2) German Transformation Act (Umwandlungsgesetz); "Abspaltungen")) is published in a mandatory newspaper of one of the German stock exchanges where the Shares are admitted for trading, or in the German Federal Gazette (Bundesanzeiger) or by the German Federal Gazette via electronic information, whichever is earlier, and ending on the last day of the subscription period (both dates inclusive).


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                                      SS. 8
                          AUSUBUNG DES WANDLUNGSRECHTS

                                      SS. 8
                          EXERCISE OF CONVERSION RIGHT


(1) AUSUBUNGSERKLARUNG. Zur Ausubung des Wandlungsrechts muss der Anleiheglaubiger auf eigene Kosten wahrend der gewohnlichen Geschaftszeiten bei einer Wandlungsstelle (wie in ss. 15(1) definiert) eine ordnungsgema(beta) ausgefullte und unterzeichnete Erklarung (die AUSUBUNGSERKLARUNG) unter Verwendung eines zu diesem Zeitpunkt gultigen bei der Wandlungsstelle erhaltlichen Vordrucks einreichen. Die Ausubungserklarung ist unwiderruflich. Die Ausubungserklarung hat unter anderem die folgenden Angaben zu enthalten: (i) Namen und Anschrift der ausubenden Person, (ii) die Anzahl der Schuldverschreibungen, fur die das Wandlungsrecht ausgeubt werden soll, (iii) das Wertpapierkonto des Anleiheglaubigers oder seiner Depotbank bei einem Teilnehmer von Euroclear oder Clearstream oder bei einem Kontoinhaber bei Clearstream Banking, auf das die Aktien geliefert werden sollen, (iv) ein auf Euro lautendes Konto des Anleiheglaubigers oder seiner Depotbank, auf welches etwaige Zahlungen gema(beta) ss. 9(2) geleistet werden sollen, (v) etwaige in dem in diesem Zeitpunkt gultigen Vordruck der Ausubungserklarung geforderte Bestatigungen und Verpflichtungserklarungen im Hinblick auf bestimmte Beschrankungen der Inhaberschaft der Schuldverschreibungen und/oder Aktien, und (vi) die ordnungsgema(beta)e Ermachtigung zur Abgabe der in Absatz (2) genannten Bezugserklarung.

(1) CONVERSION NOTICE. To exercise the Conversion Right, the Noteholder must deliver at its own expense during normal business hours to a Conversion Agent (as defined in ss. 15(1)) a duly completed and signed exercise notice (the CONVERSION NOTICE) using the then valid form obtainable from the Conversion Agent. The Conversion Notice is irrevocable. The Conversion Notice shall, among other things (i) state the name and address of the exercising person; (ii) specify the number of Notes with respect to which the Conversion Right shall be exercised; (iii) designate the securities account of the Noteholder or its depositary bank at a Euroclear or Clearstream Luxembourg participant or at a Clearstream Banking accountholder to which the Shares are to be delivered; (iv) designate a Euro account of the Noteholder or its depositary bank to which payments pursuant to ss. 9(2), if any, are to be made; (v) contain the certifications and undertakings set out in the then valid form of the Conversion Notice relating to certain restrictions of the ownership of the Notes and/or the Shares; and (vi) contain the granting of due authority to deliver the subscription certificate as referred to in subsection (2).


(2) WEITERE VORAUSSETZUNGEN FUR DIE AUSUBUNG DES WANDLUNGSRECHTS. Die Ausubung des Wandlungsrechts setzt au(beta)erdem voraus, dass die Schuldverschreibungen, fur die das Wandlungsrecht ausgeubt werden soll, an die Wandlungsstelle, bei welcher der Anleiheglaubiger die Ausubungserklarung eingereicht hat, ohne schuldhafte Verzogerung geliefert werden, und zwar entweder (i) durch Lieferung der Schuldverschreibungen auf das Konto dieser Wandlungsstelle beim Clearing System oder (ii) durch eine unwiderrufliche Anweisung an diese Wandlungsstelle, die Schuldverschreibungen aus einem von dem Anleiheglaubiger bei dieser Wandlungsstelle unterhaltenen Depot zu entnehmen. In beiden Fallen ist die Hauptwandlungsstelle ermachtigt, die Bezugserklarung gema(beta) ss. 198 Abs. 1 AktG fur den Anleiheglaubiger abzugeben, und die Schuldverschreibungen werden an die Hauptwandlungsstelle zur Verwahrung bis zur Erfullung samtlicher Anspruche des Anleiheglaubigers aus den Schuldverschreibungen ubertragen.

(2) FURTHER REQUIREMENTS FOR EXERCISE OF CONVERSION RIGHT. The exercise of the Conversion Right shall further require that the Notes to be converted be delivered without undue delay to the Conversion Agent to which the Noteholder delivered the Conversion Notice either (i) by transferring the Notes to the Clearing System account of such Conversion Agent or (ii) by an irrevocable instruction to such Conversion Agent to withdraw the Notes from a securities account of the Noteholder with such Conversion Agent. In either case the Principal Conversion Agent shall be authorised to deliver the subscription certificate pursuant to ss. 198(1) of the German Stock Corporation Act for the Noteholder while the Notes shall be transferred to the Principal Conversion Agent to be held until all claims of such Noteholder under the Notes have been satisfied.


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(3)  PRUFUNG DER AUSUBUNGSERKLARUNG. Mit Erfullung samtlicher in ss. 8(1) und
     (2) genannter Voraussetzungen fur die Ausubung des Wandlungsrechts (ausgenommen die Abgabe der Bezugserklarung) pruft die Wandlungsstelle, ob die Gesamtzahl der an diese Wandlungsstelle gelieferten Schuldverschreibungen die in der Ausubungserklarung angegebene Gesamtzahl an Schuldverschreibungen uber- oder unterschreitet. Soweit die in der Ausubungserklarung angegebene Zahl an Schuldverschreibungen die Zahl der tatsachlich gelieferten Schuldverschreibungen uber- oder unterschreitet, wird die Wandlungsstelle, je nachdem, welche Zahl niedriger ist, entweder
     (i) die Gesamtzahl von Aktien, die der in der jeweiligen Ausubungserklarung angegebenen Zahl von Schuldverschreibungen entspricht, oder (ii) die Gesamtzahl von Aktien, die der Anzahl der tatsachlich gelieferten Schuldverschreibungen entspricht, von der SGL CAROB AG beziehen und an den Anleiheglaubiger liefern. Verbleibende Schuldverschreibungen sind an den Anleiheglaubiger auf dessen Kosten zuruckzuliefern.

(3) REVIEW OF CONVERSION NOTICE. Save for the delivery of the subscription certificate, upon fulfilment of all other requirements specified in ss. 8(1) and (2) for the exercise of the Conversion Right, the Conversion Agent will verify whether the number of Notes delivered to such Conversion Agent exceeds or falls short of the number of Notes specified in the Conversion Notice. In the event of any such excess or shortfall, the Conversion Agent shall subscribe from SGL CARBON AG and deliver to the Noteholder the lower of (i) such total number of Shares which corresponds to the number of Notes set forth in the Conversion Notice or (ii) such total number of Shares which corresponds to the number of Notes in fact delivered. Any remaining Notes shall be redelivered to the Noteholder at its own expense.


(4) AUSUBUNGSTAG. Das Wandlungsrecht ist an dem Geschaftstag wirksam ausgeubt, an dem samtliche in ss. 8(1), (2) und (3) genannten Voraussetzungen fur die Ausubung des Wandlungsrechts durch einen Anleiheglaubiger erfullt sind und die SGL CARBON AG die Bezugserklarung erhalten hat (der AUSUBUNGSTAG). Fur den Fall jedoch, dass die in ss. 8(1), (2) und (3) und diesem Absatz (4) genannten Voraussetzungen an einem Tag erfullt sind, der in einen Nichtausubungszeitraum fallt, ist der Ausubungstag der erste Geschaftstag nach dem Ende dieses Nichtausubungszeitraums, sofern auch dieser Tag noch in den Ausubungszeitraum fallt; anderenfalls ist das Wandlungsrecht nicht wirksam ausgeubt.

(4) CONVERSION DATE. The Conversion Right shall be validly exercised on the Business Day on which all of the prerequisites specified in ss. 8(1), (2) and (3) for the exercise of the Conversion Right of a Noteholder have been fulfilled and SGL CARBON AG has received the subscription certificate (the CONVERSION DATE). In the event that the prerequisites specified in ss. 8(1), (2) and (3) and this subsection (4) are fulfilled on a day which falls within an Excluded Period, then the Conversion Date shall be the first Business Day after the end of such Excluded Period provided that such day still falls within the Conversion Period; otherwise, the Conversion Right shall not have been validly exercised.


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                                      SS. 9
               LIEFERUNG DER AKTIEN; AUSGLEICH VON BRUCHTEILEN VON
                                     AKTIEN

                                      SS. 9
                 DELIVERY OF SHARES; COMPENSATION FOR FRACTIONS
                                    OF SHARES


(1) LIEFERUNG DER AKTIEN. Nach Ausubung des Wandlungsrechts werden ausschlie(beta)lich ganze Aktien in Ubereinstimmung mit der zur Zeit der Lieferung geltenden Satzung der SGL CARBON AG geliefert. Ein Anspruch auf Lieferung von Bruchteilen von Aktien besteht nicht. Soweit sich bei der Durchfuhrung der Wandlung fur eine oder mehrere Schuldverschreibungen Bruchteile von Aktien ergeben, werden die sich bei der Wandlung einer Schuldverschreibung ergebenden Bruchteile der Aktien addiert und die sich infolge der Addition der Bruchteile ergebenden ganzen Aktien geliefert, soweit die betreffende Wandlungsstelle (ohne dazu verpflichtet zu sein) festgestellt hat, dass mehrere Schuldverschreibungen fur denselben Anleiheglaubiger zur gleichen Zeit gewandelt wurden. Die nach Ausubung des Wandlungsrechts zu liefernden Aktien werden nach Durchfuhrung der Wandlung alsbald nach dem Ausubungstag auf das in der Ausubungserklarung angegebene Wertpapierkonto des Anleiheglaubigers ubertragen. Bis zur Ubertragung bestehen keine Anspruche aus den Aktien.

(1) DELIVERY OF SHARES. Upon any exercise of the Conversion Right only full Shares shall be delivered in accordance with the articles of association of SGL CARBON AG in effect at the time of such delivery. Fractions of Shares shall not be issued. To the extent that any conversion of one or several Note(s) results in fractions of Shares, the fractions of Shares resulting from the conversion of a Note shall be aggregated and full Shares resulting from such aggregation of fractions of Shares shall be delivered to the extent the respective Conversion Agent (without any obligation to do so) has ascertained that several Notes have been converted at the same time for the same Noteholder. The Shares to be delivered upon exercise of the Conversion Right shall be transferred as soon as practicable after the Conversion Date to a securities account of the Noteholder designated in the Conversion Notice. Until transfer of the Shares has been made no claims arising from the Shares shall exist.


(2) BRUCHTEILE VON AKTIEN UND AUSGLEICHSBETRAG. Verbleibende Bruchteile von Aktien werden nicht geliefert; sie werden in Geld ausgeglichen, wobei ein entsprechender Bruchteil des XETRA-Kurses wahrend der zehn Borsenhandelstage unmittelbar vor dem Tag des Eingangs der Ausubungserklarung bei der betreffenden Wandlungsstelle, gerundet auf den nachsten Cent, wobei 0,005 aufgerundet wird, zu Grunde zu legen ist.


(2) FRACTIONS OF SHARES AND COMPENSATION AMOUNT. Remaining fractions of Shares shall not be delivered and shall be compensated in cash proportional to the respective fraction of the XETRA-Quotation during the ten Stock Exchange Trading Days immediately prior to the day of receipt of the respective Conversion Notice by the Conversion Agent, rounded to the nearest full cent with 0.005 being rounded upwards.


(3) ZAHLUNG. Ein etwaiger Ausgleich in Geld fur Bruchteile von Aktien gema(beta) ss. 9(2) erfolgt alsbald nach dem Ausubungstag, wobei auf diesen Betrag keine Zinsen geschuldet werden.

(3) PAYMENT. Any compensation in cash of fractions of Shares pursuant to ss. 9(2) shall be effected as soon as practicable after the Conversion Date. No interest shall be due on such amount.


(4) STEUERN. Lieferung der Aktien und Zahlungen gema(beta) ss. 9(3) setzen voraus, dass der Anleiheglaubiger etwaige Steuern oder sonstige Abgaben gezahlt hat, die im Zusammenhang mit der Ausubung des Wandlungsrechts oder der Lieferung der Aktien oder der Zahlung von Betragen gema(beta) ss. 9(3) anfallen. Steuern und sonstige Abgaben im Sinne dieses Absatzes konnen von einer etwaigen Ausgleichszahlung gema(beta) ss. 9(3) abgezogen werden, sofern der Anleiheglaubiger die Zahlung solcher Steuern oder Abgaben der betreffenden Wandlungsstelle nicht bereits nachgewiesen hat.

(4) TAXES. Delivery of Shares and any payment pursuant to ss. 9(3) are subject to payment by a Noteholder of any taxes or other duties which may be imposed in connection with the exercise of the Conversion Right or the delivery of the Shares or payment of any amount by the Issuer pursuant to ss. 9(3). Taxes and duties may be set-off against a payment obligation pursuant to ss. 9(3), unless the Noteholder has already demonstrated payment of such taxes or duties to the respective Conversion Agent.


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


(5) AUSUBUNGSPREIS UNTER DEM ANTEILIGEN BETRAG DES GRUNDKAPITALS. Soweit nach Auffassung der SGL CARBON AG eine Zahlung gema(beta) ss. 9(2) oder eine Anpassung gema(beta) ss. 11(1) bis (6) oder (9) oder ss. 12(4) als Erma(beta)igung des Wandlungspreises oder als Erhohung des Wandlungsverhaltnisses anzusehen ist, erfolgt keine Zahlung, soweit der Wandlungspreis fur eine Aktie dadurch unter den auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals der SGL CARBON AG herabgesetzt wurde.

(5) CONVERSION PRICE BELOW NOTIONAL PAR VALUE. To the extent that any payment pursuant to ss. 9(2) or any adjustment pursuant to ss. 11(1) through (6) or
     (9) or ss. 12(4) is, in the opinion of SGL CARBON AG, considered to be a reduction of the Conversion Price or an increase of the Conversion Ratio, no payment shall be made to the extent that the Conversion Price for one Share would thereby be reduced below the portion of the share capital of SGL CARBON AG allotted to each Share.


                                     SS. 10
                  BARAUSGLEICH STATT LIEFERUNG VON AKTIEN UNTER
                        BESTIMMTEN UMSTANDEN; DIVIDENDEN

                                     SS. 10
                   CASH PAYMENT IN LIEU OF DELIVERY OF SHARES
                     UNDER CERTAIN CIRCUMSTANCES; DIVIDENDS


(1) BARAUSGLEICH STATT LIEFERUNG DER AKTIEN. Falls die Anleiheschuldnerin rechtlich gehindert ist, bei Ausubung des Wandlungsrechts Aktien aus bedingtem Kapital zu begeben oder eigene Aktien zu liefern, ist sie nach Bekanntmachung verpflichtet, an einen Anleiheglaubiger nach Ausubung des Wandlungsrechts an Stelle der Lieferung der Aktien, auf die der Anleiheglaubiger gema(beta) ss. 7(1) einen Anspruch hat, die die Anleiheschuldnerin aber nicht begeben kann, einen Barbetrag in Euro (der BARAUSGLEICH) zu zahlen. Die Anleiheschuldnerin wird nicht spater als am funften Geschaftstag nach dem Ausubungstag (schriftlich, per Telefax, oder auf andere Art und Weise) den Anleiheglaubiger, der die Wandlungserklarung abgegeben hat, benachrichtigen, ob sie statt Aktien zu liefern einen Barausgleich leisten muss. Sofern die Anleiheschuldnerin einen Barausgleich nur fur einen Teil der Aktien, auf die ein Anleiheglaubiger sonst einen Anspruch gema(beta) ss. 7(1) hatte, leisten muss, muss die Benachrichtigung den entsprechenden Teil angeben. Der Tag, an dem die Anleiheschuldnerin eine solche Benachrichtigung abschickt ist im Folgenden als BENACHRICHTIGUNGSTAG bezeichnet.


(1) CASH PAYMENT IN LIEU OF DELIVERY OF SHARES. If due to legal reasons the Issuer is unable to issue shares from conditional capital or to deliver treasury shares upon the exercise of the Conversion Right, the Issuer shall, subject to notification, be obliged to pay to a Noteholder upon exercise of the Conversion Right a cash amount in euro (the CASH PAYMENT) in lieu of the delivery of the Shares to which the Noteholder is entitled pursuant to ss. 7(1), but which the Issuer is unable to issue. The Issuer shall notify not later than on the fifth Business Day after the Conversion Date (in writing, by facsimile or otherwise) the Noteholder who delivered a Conversion Notice whether the Issuer has to effect a Cash Payment in lieu of the delivery of Shares. If the Issuer has to make a Cash Payment only with respect to a part of the Shares to which a Noteholder is entitled pursuant to ss. 7(1), the notice shall specify such ratio. The day on which such notification shall be despatched by the Issuer is hereinafter referred to as the NOTIFICATION DAY.

     Der Barausgleich fur eine Aktie errechnet sich auf Grundlage des arithmetischen Mittels des XETRA-Kurses (wie in ss. 4(3) definiert) an zehn aufeinander folgenden Borsenhandelstagen, beginnend am zweiten Borsenhandelstag nach dem Benachrichtigungstag, gerundet auf den nachsten vollen Cent, wobei (euro) 0,005 aufgerundet wird. Der Barausgleich wird spatestens funfzehn Borsenhandelstage nach dem Benachrichtigungstag durch die Anleiheschuldnerin geleistet. Auf diesen Betrag werden keine Zinsen geschuldet. ss. 9(3) und (4) finden entsprechende Anwendung.

     The Cash Payment relating to one Share shall be calculated based on the arithmetical average of the XETRA-Quotation (as defined in ss. 4(3)) on ten consecutive Stock Exchange Trading Days commencing on the second Stock Exchange Trading Day following the Notification Day rounded to the nearest full cent with (euro) 0.005 being rounded upwards. The Cash Payment shall be effected by the Issuer no later than fifteen Stock Exchange Trading Days after the Notification Date. No interest shall be payable with respect to the Cash Payment. ss. 9(3) and (4) apply accordingly.


(2) DIVIDENDEN. Aktien, die aufgrund der Durchfuhrung der Wandlung gema(beta) ss. 9(1) Satz 1 erworben werden, sind vom Beginn des Geschaftsjahres der SGL CARBON AG an, in dem die Aktien ausgegeben werden, dividendenberechtigt, sofern uberhaupt Dividenden ausgeschuttet werden.

(2) DIVIDENDS. Shares acquired pursuant to the execution of the conversion pursuant to ss. 9(1) sentence 1 are entitled to dividends (if any) from the beginning of the business year of SGL CARBON AG in which such Shares are issued.


(3) LIEFERUNG BEREITS EXISTIERENDER AKTIEN. Die Anleiheschuldnerin ist nach ihrem freien Ermessen berechtigt, anstelle der Lieferung junger Aktien aus einem zum Zeitpunkt der Lieferung verfugbaren bedingten Kapital bereits existierende Aktien zu liefern, vorausgesetzt, dass solche existierenden Aktien, abgesehen von der Dividendenberechtigung (die nicht geringer sein darf als die Dividendenberechtigung nach ss. 10(2)), derselben Gattung angehoren mussen, wie junge Aktien, die anderenfalls aus einem bedingten Kapital geliefert wurden, und dass eine solche Lieferung bereits existierender Aktien rechtma(beta)ig bewirkt werden kann und nicht die Rechte, die der jeweilige Anleiheglaubiger anderenfalls haben wurde, beeintrachtigt.


(3) DELIVERY OF EXISTING SHARES. The Issuer shall at its sole discretion be entitled to deliver existing shares to any Noteholder instead of new shares deriving from any conditional capital available at the time of delivery, provided that such existing shares shall be of the same class as new shares that would otherwise be delivered out of conditional capital except for a different dividend entitlement (which shall be no less than the dividend entitlement pursuant to ss. 10(2)) and that such delivery of existing shares can be legally effected and does not impair the rights of the relevant Noteholder it would otherwise have.


                                     SS. 11
                               VERWASSERUNGSSCHUTZ

                                     SS. 11
                               DILUTION ADJUSTMENT


(1) KAPITALERHOHUNG DURCH UMWANDLUNG DER KAPITALRUCKLAGE ODER VON GEWINNRUCKLAGEN, AKTIENSPLITT ODER ZUSAMMENLEGUNG VON AKTIEN UND KAPITALHERABSETZUNG.

(1) CAPITAL INCREASE FROM CAPITAL RESERVES OR RETAINED EARNINGS, SHARE SPLIT OR COMBINING OF SHARES AND CAPITAL DECREASE.

(a) KAPITALERHOHUNG DURCH UMWANDLUNG DER KAPITALRUCKLAGE ODER VON GEWINNRUCKLAGEN. Wenn die SGL CARBON AG ihr Kapital durch Umwandlung der Kapitalrucklage oder von Gewinnrucklagen vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag erhoht, wird das Wandlungsverhaltnis gema(beta) der nachstehenden Formel angepasst:

(a) CAPITAL INCREASE FROM CAPITAL RESERVES OR RETAINED EARNINGS. In cases where SGL CARBON AG increases its share capital from retained earnings or capital reserves prior to the last day of the Conversion Period or an earlier date of redemption the Conversion Ratio shall be adjusted in accordance with the following formula:


     E' = E x [GRAPHIC OMITTED]

     E' = E x [GRAPHIC OMITTED]


     wobei:

     where:


     E' = das angepasste Wandlungsverhaltnis,

     E' = the adjusted Conversion Ratio,


     E = das Wandlungsverhaltnis am Stichtag,

     E = the Conversion Ratio on the Record Date,


     Nn = die Anzahl von ausstehenden Aktien nach der Kapitalerhohung und

     Nn = number of Shares outstanding after the capital increase, and


     No = die Anzahl von ausstehenden Aktien vor der Kapitalerhohung.

     No = number of Shares outstanding before the capital increase.


(b) AKTIENSPLITT ODER ZUSAMMENLEGUNG VON AKTIEN. In den Fallen, in denen die SGL CARBON AG vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag

(b) SHARE SPLIT OR COMBINING OF SHARES. In cases where SGL CARBON AG prior to the last day of the Conversion Period or an earlier date of redemption


     (i) die Zahl der ausstehenden Aktien entweder durch Herabsetzung des auf die einzelne Aktie entfallenden Betrages am Grundkapital erhoht (Aktiensplitt) oder durch Heraufsetzung des auf die einzelne Aktie entfallenden anteiligen Betrages am Grundkapital ohne Veranderung des Grundkapitals reduziert (Aktienzusammenlegung), oder

     (i) either increases the number of outstanding Shares by reducing the interest in the share capital represented by each Share (share split) or decreases the number of outstanding Shares by increasing the interest in the share capital represented by each Share with no change in the share capital (reverse share split), or


     (ii) ihr Grundkapital durch Zusammenlegung combining von Aktien reduziert,

     (ii) reduces its capital by its Shares,


     wird das Wandlungsverhaltnis unter Anwendung von Absatz (a) angepasst, soweit sich aus den nachstehenden Regelungen nichts Anderes ergibt.

     the Conversion Ratio shall be adjusted in accordance with subsection (a) to the extent not otherwise provided for in the following provisions.

(c) KAPITALHERABSETZUNG. Im Falle einer Herabsetzung des Grundkapitals der SGL CARBON AG vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag allein durch Herabsetzung des auf die einzelne Aktie entfallenden anteiligen Betrages des Grundkapitals bleibt, vorbehaltlich ss. 11(4), das Wandlungsverhaltnis unverandert, jedoch mit der Ma(beta)gabe, dass nach einem solchen Ereignis zu liefernde Aktien mit ihrem jeweiligen neuen, auf die einzelne Aktie entfallenden anteiligen Betrag des Grundkapitals geliefert werden.

(c) CAPITAL DECREASE. In the event of a decrease in the share capital of SGL CARBON AG prior to the last day of the Conversion Period or an earlier date of redemption, which is solely the result of a reduction of the interest in the share capital represented by each Share, the Conversion Ratio shall, subject to ss. 11(4), remain unchanged save that Shares to be delivered after the occurrence of such an event shall be delivered with their respective new portion of the share capital allotted to them.


(2) KAPITALERHOHUNG GEGEN EINLAGEN MIT BEZUGSRECHT. Wenn die SGL CARBON AG vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag unter Einraumung eines unmittelbaren oder mittelbaren Bezugsrechts an ihre Aktionare ihr Grundkapital durch Ausgabe neuer Aktien gegen Einlagen erhoht (ss.ss. 182, 186 AktG), wird nach Wahl der SGL CARBON AG (i) die SGL CARBON AG jedem Anleiheglaubiger ein Bezugsrecht auf die Anzahl von Aktien einraumen, die der Anleiheglaubiger hatte beziehen konnen, wenn er das Wandlungsrecht unmittelbar vor dem Stichtag (wie in ss. 11(12) definiert) ausgeubt hatte, oder (ii) das Wandlungsverhaltnis gema(beta) der nachstehenden Formel angepasst:

(2) CAPITAL INCREASE AGAINST CONTRIBUTIONS WITH SUBSCRIPTION RIGHTS. If SGL CARBON AG prior to the last day of the Conversion Period or an earlier date of redemption increases its share capital through the issue of new Shares against contribution while granting its shareholders a direct or indirect subscription right (ss.ss. 182, 186 of the German Stock Corporation Act), at the election of SGL CARBON AG, (i) SGL CARBON AG shall grant each Noteholder the right to subscribe to the number of new Shares to which such Noteholder would have been entitled to subscribe had the Noteholder exercised the Conversion Right immediately prior to the Record Date (as defined in ss. 11(12)), or (ii) the Conversion Ratio shall be adjusted in accordance with the following formula:


     [GRAPHIC OMITTED]

     [GRAPHIC OMITTED]


     wobei:

     where:


     E' = das angepasste Wandlungsverhaltnis,

     E' = the adjusted Conversion Ratio,


     E = das Wandlungsverhaltnis am Stichtag,

     E = the Conversion Ratio on the Record Date,


     No = die Anzahl ausgegebener Aktien vor der Kapitalerhohung,

     No = the number of Shares outstanding before the capital increase,


     Nn = die Anzahl ausgegebener Aktien nach der Kapitalerhohung,

     Nn = the number of Shares outstanding after the capital increase,

     I = der Bezugspreis der neuen Aktien,

     I = the issue price of the new Shares,


     D = der Dividendennachteil (nicht diskontiert) der neuen Aktien gegenuber Altaktien, wie er von der Eurex Deutschland (EUREX) oder deren Rechtsnachfolger bestimmt wird oder, falls (weil Optionen auf die Aktie an der Eurex nicht gehandelt werden oder aus sonstigen Grunden) durch Eurex nicht bis zum Stichtag erhaltlich, von der Hauptwandlungsstelle nach billigem Ermessen (ss. 317 BGB) geschatzt wird, und

     D = the disadvantage (not discounted) for dividends to which the new Shares are not entitled in relation to old Shares as determined by Eurex Deutschland (EUREX) or any successor thereof or, if not available there until the Record Date (because options on the Shares are not traded on Eurex or for any other reason), as estimated by the Principal Conversion Agent, using equitable discretion (ss. 317 of the German Civil Code), and


     K = der einfache arithmetische Durchschnitt der XETRA-Kurse an den letzten drei Borsenhandelstagen, an denen die Aktien "cum" gehandelt werden, wie von der Hauptwandlungsstelle berechnet.

     K = the simple arithmetic average of the XETRA-Quotations on the last three Stock Exchange Trading Days on which the Shares are traded "cum", as calculated by the Principal Conversion Agent.


     Eine Anpassung des Wandlungsverhaltnisses findet nicht statt, wenn bei Anwendung der obigen Formel E' kleiner als E ware.

     There shall be no adjustment of the Conversion Ratio if E' would by applying the above formula be less than E.


(3) BEZUGSRECHTSEMISSIONEN. In den Fallen, in denen die SGL CARBON AG vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag ihren Aktionaren (i) Bezugsrechte auf eigene Aktien gewahrt oder (ii) Wertpapiere mit Bezugs-, Options- oder Wandelrechten auf Aktien der SGL CARBON AG anbietet (mit Ausnahme der Einraumung von Bezugsrechten im Rahmen von Kapitalerhohungen nach Absatz (2)) oder (iii) Bezugsrechte auf andere Schuldverschreibungen, Genussscheine oder sonstige Wertpapiere der SGL CARBON AG (SONSTIGE WERTPAPIERE) gewahrt, wird, nach Wahl der SGL CARBON AG, (x) die SGL CARBON AG jedem Anleiheglaubiger die Anzahl von Bezugsrechten oder Wertpapieren gewahren, die der Anleiheglaubiger hatte beziehen konnen, wenn er das Wandlungsrecht unmittelbar vor dem Stichtag ausgeubt hatte, oder (y) das Wandlungsverhaltnis gema(beta) der nachstehenden Formel angepasst:

(3) ISSUE OF SECURITIES WITH PRE-EMPTIVE RIGHTS. In cases where SGL CARBON AG prior to the last day of the Conversion Period or an earlier date of redemption grants to its shareholders (i) subscription rights in respect of own Shares, (ii) securities with subscription, option or conversion rights in relation to Shares of SGL CARBON AG (but excluding the granting of subscription rights in the course of capital increases pursuant to subsection (2)), or (iii) subscription rights in respect of other debt securities, participation rights or other securities of SGL CARBON AG (OTHER SECURITIES) at the election of SGL CARBON AG, (x) SGL CARBON AG shall grant each Noteholder the subscription rights or securities that such Noteholder would have been entitled to receive had the Noteholder exercised the Conversion Right immediately prior to the Record Date, or (y) the Conversion Ratio shall be adjusted in accordance with the following formula:

     E' = E x [GRAPHIC OMITTED]

     E' = E x [GRAPHIC OMITTED]


     wobei:

     where:


     E' = das angepasste Wandlungsverhaltnis,

     E' = the adjusted Conversion Ratio,


     E = das Wandlungsverhaltnis am Stichtag,

     E = the Conversion Ratio on the Record Date,


     M = der Durchschnittliche Marktpreis (wie in ss. 11(12) definiert) und

     M = the Average Market Price (as defined in ss. 11(12)), and


     B = der Bezugsrechtswert (wie in ss. 11(12) definiert), wobei B = 0 ist.

     B = the Subscription Value (as defined in ss. 11(12)), where B=0.


(4) ANPASSUNG FUR AUSSCHUTTUNGEN. Falls die SGL CARBON AG vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag ihren Aktionaren
     (i) Vermogen (auch in Form einer Sachdividende, im Fall eines Aktienruckkaufes, bei dem die Gesellschaft ihren Aktionaren Verkaufsoptionen gewahrt, sowie in Form einer Kapitalherabsetzung zwecks Ruckzahlung von Teilen des Grundkapitals (in letzterem Fall stellt die Ruckzahlung fur Zwecke dieses Absatzes (4) Vermogen dar), aber mit Ausnahme etwaiger Au(beta)erordentlicher Bardividenden) oder Schuldverschreibungen, Options- oder Wandelrechte (mit Ausnahme der oben in Absatz (3) genannten Rechte) oder (ii) eine Au(beta)erordentliche Bardividende ausschuttet, gewahrt oder verteilt (die Falle (i) und (ii) jeweils eine AUSSCHUTTUNG), wird das Wandlungsverhaltnis gema(beta) der nachstehenden Formel angepasst:

(4) ADJUSTMENT FOR DISTRIBUTIONS. If SGL CARBON AG prior to the last day of the Conversion Period or an earlier date of redemption distributes, allots or grants to its shareholders (i) assets (also in the form of a dividend in kind, in case of a share repurchase where SGL CARBON AG grants to its shareholders put options, and in the form of a capital decrease for the purpose of repaying parts of the share capital (in which case the repayment shall constitute assets for purposes of this subsection (4)), but excluding any Extraordinary Cash-Dividend) or debt securities or warrants or conversion rights (with the exclusion of the rights mentioned above in subsection (3)), or (ii) an Extraordinary Cash-Dividend (each of the cases
     (i) and (ii) a DISTRIBUTION), then the Conversion Ratio shall be adjusted in accordance with the following formula:


     E' = E x [GRAPHIC OMITTED]

     E' = E x [GRAPHIC OMITTED]


     wobei:

     where:


     E' = das angepasste Wandlungsverhaltnis,

     E' = the adjusted Conversion Ratio,


     E = das Wandlungsverhaltnis am Stichtag,

     E = the Conversion Ratio on the Record Date,


     M = der Durchschnittliche Marktpreis und

     M = the Average Market Price, and

     F = im Falle von (i) der Angemessene Marktwert der Ausschuttung, bestimmt von der Hauptwandlungsstelle auf der Basis der Bewertung eines unabhangigen Sachverstandigen nach billigem Ermessen (ss. 317 BGB), an dem Geschaftstag, der dem Ex-Tag unmittelbar vorangeht, (der ANGEMESSENE MARKTWERT) und berechnet pro Aktie, wobei im Falle eines Aktienruckkaufs, bei dem die SGL CARBON AG ihren Aktionaren Verkaufsoptionen gewahrt, "F" dem Verkaufsoptionswert entspricht; oder im Falle von (ii): die Au(beta)erordentliche Bardividende, berechnet pro Aktie, wobei in den Fallen (i) und (ii) F {greater than or equal to} 0 ist.

     F = in case of (i): the fair market value of the Distribution on the Business Day immediately preceding the Ex Date as determined by the Principal Conversion Agent using equitable discretion (ss. 317 of the German Civil Code) on the basis of the evaluation of an independent expert (the FAIR MARKET VALUE), calculated on a per share basis, provided that if in the case of a share repurchase where SGL CARBON AG grants to its shareholders put options, "F" shall be the Put Option Value; or in case of
     (ii): the Extraordinary Cash-Dividend, calculated on a per share basis, provided that in cases (i) and (ii): F {greater than or equal to} 0.


     Anpassungen gema(beta) (i) und (ii) werden auch bei Beschluss und/oder Ausschuttung am selben Tag unabhangig und getrennt voneinander durchgefuhrt und berechnet.

     Adjustments pursuant to (i) and (ii) shall, also in cases of a resolution and/or distribution on the same day, be made and calculated independently and separately of each other.


(5) VERSCHMELZUNG. Im Fall einer Verschmelzung (ss. 2 UmwG) mit der SGL CARBON AG als ubertragendem Rechtstrager im Sinn des Umwandlungsgesetzes vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag hat ein Anleiheglaubiger bei Ausubung seines Wandlungsrechts Anspruch auf die Anzahl von Aktien (die ERWERBERAKTIEN), die sich gema(beta) der nachstehenden Formel ergibt, und danach beziehen sich diese Anleihebedingungen auf die Erwerberaktien, als handele es sich um Aktien:

(5) MERGER. In the event of a merger (ss. 2 of the German Transformation Act; "Verschmelzung") of SGL CARBON AG as transferor entity within the meaning of the German Transformation Act prior to the last day of the Conversion Period or an earlier date of redemption, a Noteholder, upon exercise of his Conversion Right, is entitled to such number of shares (the TRANSFEREE SHARES) as is calculated pursuant to the following formula and thereafter the provisions of these Terms and Conditions shall apply to the Transferee Shares as if they were Shares:


     E' = E x TS

     E' = E x TS


     wobei:

     where:


     E' = das Wandlungsverhaltnis in Bezug auf die Erwerberaktien,

     E' = the Conversion Ratio with respect to the Transferee Shares,


     E = das Wandlungsverhaltnis am Stichtag und

     E = the Conversion Ratio on the Record Date, and



     TS = die Anzahl Erwerberaktien, zu der ein Aktionar der Gesellschaft in Bezug auf eine Aktie berechtigt ist.


     TS = the number of Transferee Shares to which a shareholder of Shares is entitled to with respect to one Share.

(6) ANDERE REORGANISATION. Im Fall einer Aufspaltung der SGL CARBON AG (ss. 123 Abs. 1 UmwG) oder einer Abspaltung (ss. 123 Abs. 2 UmwG) vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag hat ein Anleiheglaubiger bei Ausubung seines Wandlungsrechts (im Fall einer Abspaltung von Vermogen der SGL CARBON AG zusatzlich zu seinem Recht, Aktien aufgrund der Ausubung seines Wandlungsrechts zu erhalten) Anspruch auf die Anzahl von Aktien an dem oder den ubernehmenden Rechtstrager(n) (die AKTIEN DER UBERNEHMENDEN RECHTSTRAGER), die sich gema(beta) der nachstehenden Formel ergibt, und danach beziehen sich diese Anleihebedingungen auf die Aktien des ubernehmenden Rechtstragers als handele es sich um Aktien:

(6) OTHER REORGANISATION. In the event of a split-up of SGL CARBON AG (ss. 123(1) of the German Transformation Act; "Aufspaltung") or a spin-off (ss. 123(2) of the German Transformation Act; "Abspaltung") prior to the last day of the Conversion Period or an earlier date of redemption, a Noteholder, upon exercise of his Conversion Right, is (in the case of a spin-off with respect to assets of SGL CARBON AG, in addition to his right to receive Shares upon exercise of his Conversion Right) entitled to such number of shares in the acquiring entity or entities, as the case may be (the ACQUIRING ENTITY SHARES), as is calculated pursuant to the following formula and thereafter the provisions of these Terms and Conditions shall apply to the Acquiring Entity Shares as if they were Shares:


     E' = E x AS

     E' = E x AS


     wobei:

     where:


     E' = das Wandlungsverhaltnis in Bezug auf die Aktien des ubernehmenden Rechtstragers,

     E' = the Conversion Ratio with respect to the Acquiring Entity Shares,


     E = das Wandlungsverhaltnis am Stichtag und

     E = the Conversion Ratio on the Record Date, and


     AS = die Anzahl der Aktien des ubernehmenden Rechtstragers, zu der ein Aktionar der Gesellschaft in Bezug auf eine Aktie berechtigt ist.

     AS = the number of Acquiring Entity Shares to which a shareholder of Shares is entitled to with respect to one Share.


(7) ANDERE EREIGNISSE. Bei einer Verschmelzung, bei der die SGL CARBON AG der ubernehmende Rechtstrager ist, bei einer Ausgliederung eines oder mehrerer Vermogenswerte durch die SGL CARBON AG (ss. 123 Abs. 3 UmwG) oder bei einem ahnlichen Ereignis vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag bleibt das Wandlungsverhaltnis unverandert.

(7) OTHER EVENTS. In the event of a merger whereby SGL CARBON AG is the acquiring entity, of a drop-down of one or more parts of its assets by SGL CARBON AG (ss. 123(3) of the German Transformation Act; "Ausgliederung"), or of an analogous event, prior to the last day of the Conversion Period or an earlier date of redemption the Conversion Ratio shall remain unchanged.

(8) MEHRFACHE ANPASSUNG; UMGEKEHRTE ANPASSUNG DES WANDLUNGSPREISES. Sofern eine Anpassung des Wandlungsverhaltnisses nach mehr als einer der Vorschriften der Absatze (1)(a), (1)(b), (2), (3), (4), (5) und/oder (6) durchzufuhren ist und der Stichtag fur diese Anpassungen auf denselben Tag fallt, wird - es sei denn die Reihenfolge der Ereignisse, die eine Anpassung auslosen, wurde von der SGL CARBON AG anders festgelegt - zuerst eine Anpassung nach den Vorschriften von Absatz (1)(b), zweitens nach den Vorschriften von Absatz (4), drittens nach den Vorschriften von Absatz (1)(a), viertens nach den Vorschriften von Absatz (2), funftens nach den Vorschriften von Absatz
     (3), sechstens nach den Vorschriften von Absatz (5) und schlie(beta)lich nach den Vorschriften von Absatz (6) durchgefuhrt. Wird das Wandlungsverhaltnis gema(beta) den vorstehenden Absatzen (1) bis (6) oder gema(beta) dem nachstehenden Absatz (9) angepasst, wird der Wandlungspreis (ss. 7(1)) ebenfalls, jedoch im umgekehrten Verhaltnis angepasst, d.h. der angepasste Wandlungspreis ergibt sich aus der Division des Nennbetrages (ss. 1(1)) durch das angepasste Wandlungsverhaltnis.

(8) MULTIPLE ADJUSTMENT; INVERSE ADJUSTMENT OF CONVERSION PRICE. If adjustments of the Conversion Ratio are required under more than one of the subsections
     (1)(a), (1)(b), (2), (3), (4), (5) and/or (6), and the Record Date for such adjustments shall occur on the same date, then, unless the order of the events requiring such adjustments is otherwise specified by SGL CARBON AG, such adjustments shall be made by applying, first, the provisions of subsection (1)(b), second, the provisions of subsection (4), third, the provisions of subsection (1)(a), fourth, the provisions of subsection (2), fifth, the provisions of subsection (3), sixth, the provisions of subsection (5) and finally the provisions of subsection (6). In case the Conversion Ratio is adjusted pursuant to subsection (1) through (6) or the following subsection (9), the Conversion Price (ss. 7(1)) shall be adjusted in the inverse proportion to the adjustment of the Conversion Ratio, i.e. the adjusted Conversion Price is equal to the Principal Amount (ss. 1(1)) divided by the adjusted Conversion Ratio.


(9)  ANDERE ANPASSUNGEN; AUSSCHLUSS VON ANPASSUNGEN.

(9)  OTHER ADJUSTMENTS; EXCLUSION OF ADJUSTMENTS.


(a) Bei dem Eintritt eines anderen Ereignisses vor dem letzten Tag des Ausubungszeitraums oder einem fruheren Ruckzahlungstag, das nach der Auffassung der Hauptwandlungsstelle das Wandlungsverhaltnis oder den Wandlungspreis beruhrt, wird die Hauptwandlungsstelle solche Anpassungen gema(beta) ss. 317 BGB vornehmen, die die Hauptwandlungsstelle (mit Zustimmung der Anleiheschuldnerin) in bezug auf ein solches Ereignis fur angemessen halt.

(a) If any other event occurs prior to the last day of the Conversion Period or an earlier date of redemption which in the opinion of the Principal Conversion Agent affects the Conversion Ratio or the Conversion Price, the Principal Conversion Agent shall make such adjustments in accordance with ss. 317 of the German Civil Code as the Principal Conversion Agent shall with the consent of the Issuer consider appropriate to take account of such event.


(b) Keine Anpassungen erfolgen im Hinblick auf (i) die Ausgabe von Aktienoptionen und/oder Aktienbeteiligungsprogramme und/oder ahnliche Programme fur Mitglieder des Vorstands oder des Aufsichtsrats (oder, im Fall verbundener Unternehmen, ahnlicher Gremien) und/oder Mitarbeiter der SGL CARBON AG und/oder mit ihr verbundener Unternehmen und/oder (ii) die Gewahrung von Bezugsanspruchen auf Ausgabe von Aktien aus einem bedingten Kapital, das am Ausgabetag bereits besteht, sofern nicht im Fall von (ii) solche Bezugsanspruche Wertpapiere mit Bezugs-, Options- oder Wandlungsrechten auf Aktien (Wandelschuldverschreibungen) der SGL CARBON AG betreffen.

(b) No adjustments shall be made in relation to (i) the issuance of stock options and/or stock ownership programs and/or similar programs for any members of the management board or supervisory board (or, in the case of affiliates, comparable boards) and/or employees of SGL CARBON AG and/or any of its affiliates and/or (ii) the granting of subscription rights for the issue of Shares out of conditional capital already in existence at the Issue Date unless in the case of (ii) such subscription rights relate to securities with subscription, option or conversion rights (convertible bonds) in relation to Shares of SGL CARBON AG.

(c) Anpassungen gema(beta) diesem ss. 11 erfolgen hinsichtlich gewandelter Schuldverschreibungen nicht mehr, wenn die entsprechenden Aktien ausgegeben und von der SGL CARBON AG an die Clearstream Banking AG, Frankfurt am Main, oder deren Rechtsnachfolger geliefert worden sind.

(c) Adjustments pursuant to this ss. 11 shall be excluded in relation to Notes converted once the respective Shares have been issued and delivered by SGL CARBON AG to Clearstream Banking AG, Frankfurt am Main, or any successor thereof.


(10) WIRKSAMKEIT DER ANPASSUNGEN. Anpassungen gema(beta) den vorstehenden Bestimmungen werden am Ex-Tag wirksam, sofern der Ex-Tag nicht nach dem letzten Tag des Ausubungszeitraums (einschlie(beta)lich) liegt.

(10) EFFECTIVENESS OF ADJUSTMENTS. Adjustments in accordance with the foregoing shall become effective as of the Ex Date, provided the Ex Date is not later than the last day of the Conversion Period (inclusive).


(11) BERECHNUNG DER ANPASSUNGEN. Anpassungen nach den vorstehenden Absatzen werden durch die Hauptwandlungsstelle berechnet und sind (sofern nicht ein offensichtlicher Fehler vorliegt) fur alle Beteiligten bindend. Das Wandlungsverhaltnis, berechnet in Ubereinstimmung mit den vorstehenden Bestimmungen, wird nach deutschen kaufmannischen Grundsatzen auf vier Dezimalstellen gerundet. Die Hauptwandlungsstelle haftet dafur, dass sie im Zusammenhang mit den Schuldverschreibungen Anpassungen vornimmt oder nicht vornimmt oder sonstige Ma(beta)nahmen trifft oder unterlasst, nur, wenn und soweit sie die Sorgfalt eines ordentlichen Kaufmanns verletzt. Die Hauptwandlungsstelle kann zusammen mit der Anleiheschuldnerin den Rat eines oder mehrerer Rechtsanwalte, Wirtschaftsprufer, Investmentbanken oder anderer Sachverstandiger einholen, deren Beratung oder Dienste sie fur notwendig halt, und sich nach Konsultation mit der Anleiheschuldnerin auf eine solche Beratung verlassen. Die Hauptwandlungsstelle ubernimmt keinerlei Haftung gegenuber den Anleiheglaubigern im Zusammenhang mit Handlungen oder Unterlassungen, die in Ubereinstimmung mit einer solchen Beratung und unter Anwendung der Sorgfalt eines ordentlichen Kaufmanns vorgenommen bzw. unterlassen oder geduldet worden sind.

(11) CALCULATIONS OF ADJUSTMENTS. Adjustments in accordance with the foregoing clauses shall be calculated by the Principal Conversion Agent and shall be (in the absence of manifest error) binding on all parties concerned. The Conversion Ratio determined in accordance with the preceding provisions shall be rounded to four decimal points in accordance with German business practice. The Principal Conversion Agent shall only be liable for making, or not making, adjustments or taking, or not taking, any other measures in connection with these Notes, if and to the extent that it fails to show the due care of a proper merchant. The Principal Conversion Agent may, jointly with the Issuer, engage the advice or services of any lawyers, accountants, investment banks or other experts whose advice or services the Principal Conversion Agent may deem necessary and rely, after consultation with the Issuer, upon any advice so obtained (and the Principal Conversion Agent shall incur no liability against the Noteholders in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice and in exercising due care of a proper merchant).

(12) DEFINITIONEN. In diesen Anleihebedingungen bedeutet:

(12) DEFINITIONS. In these Terms and Conditions:


     AU(BETA)ERORDENTLICHE BARDIVIDENDE: Wenn am Stichtag der je Aktie berechnete Gesamtbetrag aus (x) einer Bardividende zuzuglich (y) den Betragen aller ubrigen Bardividenden auf die Aktien, bei denen der Ex-Tag innerhalb der letzten aufeinander folgenden 365 Tage vor dem Stichtag lag (wobei fur den Fall, dass innerhalb dieses Zeitraums von 365 Tagen Bardividenden fur zwei unterschiedliche Geschaftsjahre gezahlt worden sind, die Zahlung fur das fruhere Geschaftsjahr nicht berucksichtigt wird), den niedrigeren Wert von (i) der Referenzdividende und (ii) 1,5 % des volumengewichteten Durchschnitts der Kurse in XETRA aller Handelstage wahrend der Relevanten Periode ubersteigt, ist AU(BETA)ERORDENTLICHE BARDIVIDENDE im Sinne von Absatz (4) und (12) dieser ubersteigende Betrag je Aktie abzuglich des Gesamtbetrags aller Bardividenden je Aktie, fur die eine Anpassung des Wandlungsverhaltnisses nach Absatz (4) bereits durchgefuhrt worden ist und bei denen der Ex-Tag in der Relevanten Periode lag.

     EXTRAORDINARY CASH-DIVIDEND: If on the Record Date the aggregate amount of
     (x) any Cash Dividend together with (y) the amounts of all other Cash Dividends on the Shares, for which the Ex-Date occurred in the 365 consecutive day period prior to the Record Date (whereby, in a situation where cash dividends for two different Financial Years have been paid during this 365-day-period, the payment for the previous Financial Year will not be taken account of),exceeds on a per share basis the lesser of
     (i) the Reference Dividend and (ii) 1.5% of the volume weighted average of the quotations in XETRA for each Stock Exchange Trading Day during the Relevant Period, the EXTRAORDINARY CASH-DIVIDEND within the meaning of subsections (4) and (12) shall be such excess per Share minus the aggregate amount of all Cash Dividends per Share for which an adjustment of the Conversion Ratio was previously made under subsection (4) and for which the Ex-Date occurred in the Relevant Period.


     BARDIVIDENDE ist der Gesamtbetrag einer etwaigen Bardividende vor Abzug von Quellensteuer.

     CASH DIVIDEND shall refer to the total amount of any cash dividend prior to deduction of any withholding tax.


     BEZUGSRECHTSWERT ist (berechnet je Aktie):

     SUBSCRIPTION VALUE shall mean (calculated on a per share basis):


     (i) der Schlusskurs des Rechts zum Bezug der eigenen Aktien oder der Wertpapiere mit Bezugs-, Options- oder Wandelrechten auf Aktien oder zum Bezug der Sonstigen Wertpapiere am Ex-Tag;

     (i) the closing price of the right to subscribe own Shares or securities with subscription, option or conversion rights in relation to Shares or to subscribe Other Securities quoted on the Ex Date, oder

          or


     (ii) falls ein solcher Kurs nicht feststellbar ist, der Wert dieses Rechts, der von der Hauptwandlungsstelle nach billigem Ermessen (ss. 317 BGB) bestimmt wird.


     (ii) in case such price shall not be available, the value of such subscription right which shall be determined by the Principal Conversion Agent, using equitable discretion (ss. 317 of the German Civil Code).


     DURCHSCHNITTLICHER MARKTPREIS ist der einfache arithmetische Durchschnitt der XETRA-Kurse aller Borsenhandelstage fur die kurzeste der nachfolgenden Zeitspannen (mit der Ma(beta)gabe, dass eine Zeitspanne mindestens einen Borsenhandelstag umfasst):

     AVERAGE MARKET PRICE means the simple arithmetic average of the XETRA-Quotations for each Trading Day for the shorter of (with the proviso that any period shall at least last one Stock Exchange Trading Day):


     (i) die zehn aufeinanderfolgenden Borsenhandelstage, die dem relevanten Stichtag vorangehen, oder

     (i) ten consecutive Stock Exchange Trading Days prior to the relevant Record Date, or

     (ii) die Zeitspanne, die am ersten Borsenhandelstag nach dem Tag beginnt, an dem die ma(beta)gebliche Ausgabe oder Ausschuttung zuerst offentlich bekanntgemacht wurde, und an dem Borsenhandelstag endet, der dem relevanten Stichtag vorangeht, oder

     (ii) the period commencing on the Stock Exchange Trading Day next succeeding the first public announcement of the relevant issuance or distribution and ending on the Stock Exchange Trading Day prior to the relevant Record Date, or


     (iii) die Zeitspanne, die am Ex-Tag der letzten Ausgabe oder Ausschuttung beginnt, fur die eine Anpassung erforderlich war, und die am letzten Borsenhandelstag vor dem relevanten Stichtag endet.


     (iii) the period, commencing on the Ex Date with respect to the next preceding issuance or distribution for which an adjustment was required, and ending on the last Stock Exchange Trading Day prior to the relevant Record Date.


     EX-TAG ist jeweils der erste Borsenhandelstag, an dem die Aktie "ohne Dividende" bzw. "ohne Bezugsrecht" oder ohne sonstige Rechte, die zu einer Anpassung des im Xetra-System (oder Nachfolgesystem) notierten Kurses fuhren gehandelt wird.

     EX DATE shall mean the first Stock Exchange Trading Day on which the Shares are traded "ex dividend" or "ex subscription right" or ex any other right giving rise to an adjustment of the quoted price in the Xetra-System (or a successor system).


     GESCHAFTSJAHR ist das satzungsma(beta)ige Geschaftsjahr der SGL CARBON AG.

     FINANCIAL YEAR means the financial year as set out in the articles of association of SGL CARBON AG.


     REFERENZDIVIDENDE ist der Betrag samtlicher Bardividenden der Anleiheschuldnerin (berechnet je Aktie), die im unmittelbar vorhergehenden Geschaftsjahr beschlossen und ausgezahlt wurden, jedoch ausschlie(beta)lich von Betragen, die als Au(beta)erordentliche Dividende gelten.

     REFERENCE DIVIDEND shall mean the amount of all Cash Dividends of the Issuer (calculated on a per share basis) which were resolved and paid during the immediately previous Financial Year, but excluding amounts deemed to have been an Extraordinary Cash-Dividend.


     RELEVANTE PERIODE ist der Zeitraum, der am ersten Borsenhandelstag nach dem Ex-Tag fur die zeitlich erste der zusammengerechneten Bardividenden beginnt und an dem Borsenhandelstag endet, der dem Ex-Tag fur die Bardividende vorangeht, aufgrund derer die Au(beta)erordentliche Bardividende berechnet wird, mit der Ma(beta)gabe, dass fur den Fall, dass es wahrend der letzten 365 Tage keinen Ex-Tag im Xetra-System (oder einem Nachfolgesystem) gab, die Relevante Periode der gesamte Zeitraum der 365 vorangehenden Tage umfasst.

     The RELEVANT PERIOD commences on the first Stock Exchange Trading Day after the Ex-Date of the first of the aggregated Cash Dividends and ends on the Stock Exchange Trading Day prior to the Ex-Date with respect to the Cash Dividend which caused the calculation of the Extraordinary Cash-Dividend is made, provided that in case there was no Ex-Date during the last 365 consecutive day period, the Relevant Period shall be the entire period of 365 consecutive days.

     SCHLUSSKURS ist in jedem Bestimmungszeitpunkt der Schlusskurs der Aktien (oder, wenn kein Schlusskurs gemeldet wird, der letzte gemeldete Kurs, zu dem Auftrage aufgefuhrt wurden), der im Xetra-System der Deutsche Borse AG (oder einem Nachfolgesystem) gemeldet wird.

     CLOSING PRICE means, on any date of determination, the closing auction price (or, if no closing auction price is reported, the last reported price at which orders were executed) of the Shares in the Xetra-System of Deutsche Borse AG (or a successor system).


     STICHTAG ist, je nachdem was zeitlich fruher gelegen ist, entweder (i) der relevante Zeitpunkt fur die Bestimmung der Aktionare, die Rechte, Bezugsrechte, Options- oder Wandelrechte oder Ausschuttungen, Erwerberaktien oder Aktien des ubernehmenden Rechtstragers erhalten, oder
     (ii) der Borsenhandelstag, der dem Ex-Tag unmittelbar vorangeht.

     RECORD DATE shall mean the time and date being the earlier of (i) the relevant time of the determination of shareholders entitled to receive rights, subscription rights, option or conversion rights, Distributions, Transferee Shares or Acquiring Entity Shares, or (ii) the Stock Exchange Trading Day, which immediately precedes the Ex Date.


     VERKAUFSOPTIONSWERT ist (berechnet je Aktie):

     PUT OPTION VALUE shall mean (calculated on a per share basis):


     (i)  der Schlusskurs des Rechts zum Verkauf von Aktien am Ex-Tag, oder

     (i)  the closing price of the right to sell Shares on the Ex Date, or


     (ii) falls ein solcher Kurs nicht feststellbar ist, der Wert dieser Verkaufsoption, der von der Hauptwandlungsstelle nach billigem Ermessen (ss. 317 BGB) bestimmt wird.

     (ii) in case such price shall not be available, the value of such put option which shall be determined by the Principal Conversion Agent, using equitable discretion (ss. 317 of the German Civil Code).


(13) BEKANNTMACHUNG VON ANPASSUNGEN. Die Anleiheschuldnerin wird eine Anpassung des Wandlungsverhaltnisses und des Wandlungspreises und/oder jede andere Anpassung der Bedingungen des Wandlungsrechts in Ubereinstimmung mit ss. 16 bekannt machen.

(13) NOTICES OF ADJUSTMENT. The Issuer shall give notice in accordance with ss. 16 of an adjustment of the Conversion Ratio and the Conversion Price and/or any other adjustment of the terms of the Conversion Right.


                                     SS. 12
                             ANDERUNG DER KONTROLLE

                                     SS. 12
                                CHANGE OF CONTROL


(1) BENACHRICHTIGUNG UBER ANDERUNG DER KONTROLLE. Falls eine Anderung der Kontrolle (wie unten definiert) eintritt, wird die Anleiheschuldnerin (i) die Anderung der Kontrolle unverzuglich, nachdem sie Kenntnis hiervon erhalten hat, gema(beta) ss. 16 bekanntmachen; und (ii) fur Zwecke dieses ss. 12 einen Geschaftstag bestimmen (der KONTROLLSTICHTAG) und den Kontrollstichtag gema(beta) ss. 16 bekanntmachen. Der Kontrollstichtag darf nicht weniger als 40 und nicht mehr als 60 Kalendertage nach der Anderung der Kontrolle liegen.


(1) NOTICE OF CHANGE OF CONTROL. If a Change of Control (as defined below) occurs, the Issuer will (i) give notice by publication in accordance with ss. 16 promptly after becoming aware of the Change of Control; and (ii) fix a Business Day (the CONTROL RECORD DATE) for the purposes of this ss. 12 and give notice of the Control Record Date by publication in accordance with ss. 16. The Control Record Date shall be not less than 40 nor more than 60 calendar days after the Change of Control.

(2) VORZEITIGE RUCKZAHLUNG NACH WAHL DER ANLEIHEGLAUBIGER. Falls die Anleiheschuldnerin eine Anderung der Kontrolle gema(beta) ss. 12 (1) bekannt gemacht hat, ist jeder Anleiheglaubiger nach seiner Wahl berechtigt, mittels Abgabe einer Ruckzahlungserklarung (die RUCKZAHLUNGSERKLARUNG) von der Anleiheschuldnerin zum Kontrollstichtag die Ruckzahlung einzelner oder aller seiner Schuldverschreibungen, fur welche das Wandlungsrecht nicht ausgeubt wurde und die nicht zur vorzeitigen Ruckzahlung fallig gestellt wurde, zum Nennbetrag zuzuglich bis zum Wirksamkeitstag (ausschlie(beta)lich) auf den Nennbetrag aufgelaufener Zinsen zu verlangen. Die Ruckzahlungserklarung muss einer Zahlstelle mindestens zehn Kalendertage vor dem Kontrollstichtag zugegangen sein.

(2) EARLY REDEMPTION AT THE OPTION OF THE NOTEHOLDER. If the Issuer has published a notice regarding a Change of Control pursuant to ss. 12 (1), any Noteholder may, at its option, by submitting a redemption notice (the REDEMPTION NOTICE), demand from the Issuer redemption as of the Control Record Date of any or all of its Notes for which the Conversion Right was not exercised and which were not declared due for Early Redemption, at their Principal Amount, plus interest accrued on their Principal Amount until (but excluding) the Control Record Date. The Redemption Notice must be received by a Paying Agent no less than 10 calendar days prior to the Control Record Date.


(3) RUCKZAHLUNGSERKLARUNG. Eine Ruckzahlungserklarung hat in der Weise zu erfolgen, dass der Anleiheglaubiger einer Zahlstelle eine schriftliche Erklarung ubergibt oder durch eingeschriebenen Brief ubersendet und dabei durch eine Bescheinigung seiner Depotbank nachweist, dass er die betreffenden Schuldverschreibungen zum Zeitpunkt der Erklarung halt. Ruckzahlungserklarungen sind unwiderruflich.

(3) REDEMPTION NOTICE. Any Redemption Notice shall be made by means of a written notice to be delivered by hand or registered mail to a Paying Agent together with evidence by means of a certificate of the Noteholder's depository bank that such Noteholder at the time of such written notice ist the holder of the relevant Notes. Redemption Notices shall be irrevocable.


(4) ANPASSUNG DES WANDLUNGSVERHALTNISSES AUFGRUND EINER ANDERUNG DER KONTROLLE. Falls die Anleiheschuldnerin die Anderung der Kontrolle gema(beta) ss. 12(1) nach dem 16. Mai 2007 bekannt macht, wird bei jeder Ausubung von Wandlungsrechten an oder vor dem Kontrollstichtag das Wandlungsverhaltnis wie folgt angepasst (vorbehaltlich einer Anpassung gema(beta) ss. 11, wobei ss. 11(8) Satz 2 entsprechend gilt):

(4) ADJUSTMENT OF CONVERSION RATIO FOR CHANGE OF CONTROL. If the Issuer gives notice of a Change of Control in accordance with ss. 12(1) after 16 May 2007, upon any exercise of the Conversion Right on or before the Control Record Date, the Conversion Ratio shall be adjusted as follows, but in each case adjusted, as applicable, pursuant to ss. 11 (and ss. 11(8) sentence 2 shall apply mutatis mutandis):


     (i) vom 17. Mai 2007 (einschlie(beta)lich) bis einschlie(beta)lich 16. Mai 2008: 1.678,9792 (in Worten: eintausendsechshundertachtundsiebzig Komma neun sieben neun zwei);

     (i)  from (and including) 17 May 2007 until and including 16 May 2008:
          1,678.9792 (in words: one thousand six hundred and seventy-eight point nine seven nine two);

     (ii) vom 17. Mai 2008 (einschlie(beta)lich) bis einschlie(beta)lich 16. Mai 2009: 1.589,3198 (in Worten: eintausendfunfhundertneunundachtzig Komma drei eins neun acht);

     (ii) from (and including) 17 May 2008 until and including 16 May 2009:
          1,589.3198 (in words: one thousand five hundred and eighty-nine point three one nine eight);


     (iii)vom 17. Mai 2009 (einschlie(beta)lich) bis einschlie(beta)lich 16. Mai 2010: 1.508,2956 (in Worten: eintausendfunfhundertacht Komma zwei neun funf sechs); und

     (iii)from (and including) 17 May 2009 until and including 16 May 2010:
          1,508.2956 (in words: one thousand five hundred and eight point two nine five six); and


     (iv) vom 17. Mai 2010 (einschlie(beta)lich) bis einschlie(beta)lich 16. Mai 2011: 1.435,5441 (in Worten: eintausendvierhundertfunfunddrei(beta)ig Komma funf vier vier eins).

     (iv) from (and including) 17 May 2010 until and including 16 May 2011:
          1,435.5441 (in words: one thousand four hundred and thirty-five point five four four one).


     Eine Anpassung des Wandlungsverhaltnisses gema(beta) diesem ss. 12 (4) darf nicht dazu fuhren, dass der Wandlungspreis den anteiligen Betrag des Grundkapitals je Aktie unterschreitet.

     Any adjustment of the Conversion Ratio pursuant to this ss. 12 (4) may not result in a Conversion Price that is less than the notional nominal amount per Share.


(5)  DEFINITIONEN.

(5)  DEFINITIONS.


     Eine ANDERUNG DER KONTROLLE liegt vor, wenn eine Person (wie nachstehend definiert) oder Personen, die gemeinsam handeln, Kontrolle (wie nachstehend definiert) uber die SGL CARBON AG zukunftig erwirbt bzw. erwerben.

     A CHANGE OF CONTROL occurs when any Person (as defined below) or Persons acting in concert acquire Control (as defined below) of SGL CARBON AG in the future.


     KONTROLLE bezeichnet entweder (i) direktes oder indirektes (im Sinne des ss. 22 WpHG) rechtliches oder wirtschaftliches Eigentum von Aktien, die zusammen mehr als 30 % der Stimmrechte der SGL CARBON AG gewahren oder (ii) im Falle eines Erwerbsangebotes fur Aktien Umstande, in denen (x) die Aktien, die sich bereits in der Kontrolle des Anbietenden und/oder von Personen, die mit dem Anbietenden zusammenwirken, befinden, und die Aktien, fur die bereits das Angebot angenommen wurde, zusammen mehr als 50 % der Stimmrechte der SGL CARBON AG gewahren und (y) zur gleichen Zeit das Angebot unbedingt geworden ist.

     CONTROL means either (i) direct or indirect (within the meaning of ss. 22 of the German Securities Trading Act (Wertpapierhandelsgesetz)) legal or beneficial ownership of Shares carrying, in the aggregate, more than 30% of the voting rights in SGL CARBON AG, or (ii) in the event of a tender offer for Shares, circumstances where (x) the Shares already in the control of the offeror and/or Persons acting in concert with the offeror and the Shares which have already been tendered, carry in aggregate more than 50% of the voting rights in SGL CARBON AG and (y) at the same time the offer has become unconditional.


     Eine PERSON bezeichnet jede naturliche Person, Gesellschaft, Vereinigung, Firma, Partnerschaft, Joint Venture, Unternehmung, Zusammenschluss, Organisation, Fonds, Staat oder staatliche Einheit, unabhangig davon, ob es sich um eine selbstandige juristische Person handelt oder nicht, aber unter Ausschluss verbundener Tochterunternehmen der SGL CARBON AG im Sinne der ss.ss. 15 bis 18 AktG.


     A PERSON means an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state, in each case whether or not being a separate legal entity, but excluding affiliated subsidiaries of SGL CARBON AG in the meaning of ss.ss. 15 through 18 of the German Stock Corporation Act.


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                                     SS. 13
                        KUNDIGUNG DURCH ANLEIHEGLAUBIGER

                                     SS. 13
                           TERMINATION BY NOTEHOLDERS


(1) KUNDIGUNGSRECHT. Jeder Anleiheglaubiger ist berechtigt, durch Kundigung gegenuber einer Zahlstelle seine samtlichen Forderungen aus den Schuldverschreibungen fallig zu stellen und Ruckzahlung zu deren Nennbetrag zuzuglich gegebenenfalls hierauf aufgelaufener Zinsen zu verlangen, falls einer der folgenden Kundigungsgrunde (KUNDIGUNGSGRUNDE) vorliegt:

(1) EVENTS OF DEFAULT. Each Noteholder shall be entitled, by giving notice to a Paying Agent, to declare his Notes due and demand immediate redemption thereof at the Principal Amount, together with accrued interest (if any) to the date of repayment, in the event that any of the following events (each, an EVENT OF DEFAULT) occurs:


(a)  die Anleiheschuldnerin zahlt Kapital oder Zinsen auf die
     Schuldverschreibungen nicht innerhalb von 30 Tagen nach dem betreffenden Falligkeitstag; oder

(a) the Issuer fails to pay principal or interest within 30 days from the relevant due date, or


(b) die Anleiheschuldnerin unterlasst die ordnungsgema(beta)e Erfullung irgendeiner anderen Verpflichtung aus den Schuldverschreibungen und diese Unterlassung kann nicht geheilt werden, oder, falls sie geheilt werden kann, dauert langer als 40 Tage fort, nachdem eine Zahlstelle hieruber eine Benachrichtigung von einem Anleiheglaubiger erhalten hat; oder

(b) the Issuer fails duly to perform any other obligation arising from the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 40 days after a Paying Agent has received notice thereof from a Noteholder, or


(c) eine oder mehrere Finanzverbindlichkeiten (wie in ss. 13(5) definiert) der Anleiheschuldnerin oder einer Wesentlichen Tochtergesellschaft der Anleiheschuldnerin wird vorzeitig zahlbar aufgrund einer Pflichtverletzung aus dem dieser Finanzverbindlichkeit zugrundeliegenden Vertrag, oder die Anleiheschuldnerin oder eine Wesentliche Tochtergesellschaft der Anleiheschuldnerin kommt einer Zahlungsverpflichtung aus einer solchen Finanzverbindlichkeit oder aufgrund einer Burgschaft oder Garantie, die fur eine Finanzverbindlichkeit Dritter gegeben wurde, nicht innerhalb von 30 Tagen nach ihrer Falligkeit bzw. im Falle einer Burgschaft oder Garantie nicht innerhalb von 30 Tagen nach Inanspruchnahme aus dieser Burgschaft oder Garantie nach, es sei denn die Anleiheschuldnerin bestreitet in gutem Glauben, dass diese Zahlungsverpflichtung besteht oder fallig ist bzw. diese Burgschaft oder Garantie berechtigterweise geltend gemacht wird; oder

(c) any Financial Indebtedness (as defined in ss. 13(5)) of the Issuer or a Material Subsidiary of the Issuer becomes prematurely repayable as a result of a default in respect of the terms thereof, or the Issuer or a Material Subsidiary fails to fulfil any payment obligation under any Financial Indebtedness or under any guarantee or suretyship given for any such Financial Indebtedness of others within 30 days from its due date or, in the case of a guarantee or suretyship, within 30 days after the guarantee or suretyship has been invoked, unless the Issuer shall contest in good faith that such payment obligation exists or is due or that such guarantee or suretyship has been validly invoked; or


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


(d) die Anleiheschuldnerin oder eine Wesentliche Tochtergesellschaft gibt ihre Zahlungsunfahigkeit bekannt oder stellt ihre Zahlungen ein; oder

(d) the Issuer or a Material Subsidiary announces its inability to meet its financial obligations or ceases its payments, or


(e) ein Gericht eroffnet ein Konkurs- oder sonstiges Insolvenzverfahren gegen die Anleiheschuldnerin oder eine Wesentliche Tochtergesellschaft oder die Anleiheschuldnerin oder eine Wesentliche Tochtergesellschaft, das nicht innerhalb von 60 Kalendertagen nach Einleitung abgewiesen, eingestellt oder aufgehoben wird, beantragt oder leitet ein solches Verfahren ein, oder trifft oder bietet eine allgemeine Schuldenregelung zugunsten ihrer Glaubiger an, oder

(e) a court opens bankruptcy or other insolvency proceedings against the Issuer or a Material Subsidiary which proceedings shall not have been dismissed, stayed or cancelled within 60 calendar days, or the Issuer or a Material Subsidiary applies for or institutes such proceedings or offers or makes an arrangement for the benefit of its creditors generally, or


(f) die Anleiheschuldnerin oder eine Wesentliche Tochtergesellschaft tritt in Liquidation, es sei denn, dies geschieht im Zusammenhang mit einer Verschmelzung oder einer anderen Form des Zusammenschlusses mit einer anderen Gesellschaft und diese Gesellschaft ubernimmt alle Verpflichtungen, die die Anleiheschuldnerin im Zusammenhang mit diesen Schuldverschreibungen eingegangen ist, oder

(f) the Issuer or a Material Subsidiary goes into liquidation unless this is done in connection with a merger, or other form of combination with another company and such company assumes all obligations contracted by the Issuer in connection with this issue, or


(g) in der Bundesrepublik Deutschland ergeht oder wird irgendein Gesetz, eine Verordnung oder behordliche Anordnung erlassen, aufgrund derer die Anleiheschuldnerin daran gehindert wird, die von ihr gema(beta) diesen Anleihebedingungen ubernommenen Verpflichtungen in vollem Umfang zu beachten und zu erfullen und diese Lage ist nicht binnen 90 Tagen behoben, oder

(g) any governmental order, decree or enactment shall be made in or by Germany whereby the Issuer is prevented from observing and performing in full its obligations as set forth in these Conditions, and this situation is not cured within 90 days, or


(h) die Anleiheschuldnerin gibt ihre Geschaftstatigkeit auf oder verkauft die Mehrheit ihrer Vermogensgegenstande au(beta)er an eine oder mehrere Tochtergesellschaften der Anleiheschuldnerin.

(h) the Issuer shall cease its business operations or sell the majority of its assets other than to any subsidiary of the Issuer.


     Das Kundigungsrecht erlischt, falls der Kundigungsgrund vor Ausubung des Rechts geheilt wurde.

     The right to declare Notes due shall terminate if the situation giving rise to it has been cured before the right is exercised.


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


     WESENTLICHE TOCHTERGESELLSCHAFT bedeutet eine Tochtergesellschaft der Anleiheschuldnerin (wobei eine Tochtergesellschaft im Sinne des ss. 290 Handelsgesetzbuch zu verstehen ist), die 10% oder mehr zu dem Umsatz oder EBITDA der SGL CARBON AG auf konsolidierter Basis beitragt. Ein Bericht der Wirtschaftsprufer der Anleiheschuldnerin, dass nach ihrer Auffassung eine Tochtergesellschaft der Anleiheschuldnerin zu einem bestimmten Zeitpunkt oder uber einen bestimmten Zeitraum eine Wesentliche Tochtergesellschaft ist oder nicht oder war oder nicht war, soll (sofern kein offensichtlicher Fehler vorliegt) fur alle Parteien endgultig und bindend sein.

     MATERIAL SUBSIDIARY means a subsidiary of the Issuer (with the term subsidiary being used as defined in ss. 290 of the German Commercial Code) which contributes 10% or more to the sales or EBITDA of SGL CARBON AG on a consolidated basis. A report by the Issuer's auditors to the effect that in their opinion a subsidiary of the Issuer is or was or is not or was not at a certain time or during a certain period of time, a Material Subsidiary shall (in the absence of manifest error) be binding on all parties.


(2) KUNDIGUNGSERKLARUNG. Eine Kundigungserklarung gema(beta) ss. 13(1) hat in der Weise zu erfolgen, dass der Anleiheglaubiger einer Zahlstelle eine schriftliche Erklarung ubergibt oder durch eingeschriebenen Brief ubersendet und dabei durch eine Bescheinigung seiner Depotbank nachweist, dass er im Zeitpunkt der Erklarung Glaubiger der betreffenden Schuldverschreibung(en) ist. Vorbehaltlich zwingender gesetzlicher Bestimmungen berechtigt kein Ereignis oder Grund au(beta)er den in Absatz
     (1) beschriebenen einen Anleiheglaubiger dazu, seine Schuldverschreibungen vorzeitig fallig zu stellen und Zahlung zu verlangen, es sei denn, diese Anleihebedingungen sehen dies ausdrucklich vor.

(2) NOTICE. Any notice of termination in accordance with ss. 13(1) shall be made by means of a written notice to be delivered by hand or registered mail to a Paying Agent together with evidence by means of a certificate of the Noteholder's depositary bank that such Noteholder at the time of such written notice is a holder of the relevant Note(s). Subject to the provisions of any applicable mandatory law, no event or circumstance other than an event specified in subsection (1) shall entitle any Noteholder to declare any of its Notes due and payable prior to its stated maturity, save as expressly provided in these Terms and Conditions.


(3) QUORUM. In den Fallen des Absatzes (1)(b) oder (1)(c) wird eine Kundigung, sofern nicht bei deren Eingang zugleich einer der in Absatz (1)(a), (d),
     (e), (f), (g) oder (h) bezeichneten Kundigungsgrunde vorliegt, erst wirksam, wenn bei den Zahlstellen Kundigungserklarungen von Anleiheglaubiger im Nennbetrag von mindestens 1/10 der dann ausstehenden Schuldverschreibungen (einschlie(beta)lich von nach ss. 17 begebenen Schuldverschreibungen) eingegangen sind.

(3) QUORUM. In the events specified in subparagraphs (1)(b) or (1)(c), any notice declaring Notes due shall, unless at the time such notice is received any of the events specified in subparagraph (1)(a), (d), (e), (f),
     (g) or (h) entitling Noteholders to declare their Notes due has occurred, become effective only when the Paying Agents have received such notices from the Noteholders of at least one-tenth in principal amount of Notes then outstanding (including Notes issued pursuant to ss. 17).


(4) AUSSCHLUSS DES WANDLUNGSRECHTS. Werden Schuldverschreibungen gema(beta) diesem ss. 13 von Anleiheglaubigern zur vorzeitigen Ruckzahlung fallig gestellt, kann das Wandlungsrecht (ss. 7(1)) nach Zugang der
     Kundigungserklarung bei einer Zahlstelle gema(beta) vorstehendem Absatz (2) nicht mehr ausgeubt werden.

(4) TERMINATION OF CONVERSION RIGHT. If Notes are declared due for early redemption by the Noteholders pursuant to this ss. 13, the Conversion Right may no longer be exercised after receipt of the notice of termination by a Paying Agent pursuant to subsection (2) above.


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


(5) FINANZVERBINDLICHKEIT ist (i) jede Verbindlichkeit zur Zahlung aufgenommener Gelder, die durch durch Schuldverschreibungen oder sonstige Wertpapiere verbrieft, verkorpert oder dokumentiert ist sowie (ii) Darlehensverbindlichkeiten jeder Art gegenuber Finanzinstituten; und diese Finanzverbindlichkeit oder Finanzverbindlichkeiten betragen zusammen genommen mindestens (euro) 15 Millionen (oder einen entsprechenden Gegenwert).

(5) FINANCIAL INDEBTEDNESS means (i) any obligation for the payment of borrowed money which is in the form of, or represented by, a certificate of indebtedness or in the form of, or represented by, bonds, notes or other securities, as well as (ii) any loans from credit insitutions; and which Financial Indebtedness in an aggregate amounts to at least (euro) 15 million (or its equivalent).


                                     SS. 14
                                  SITZVERLEGUNG

                                     SS. 14
                              TRANSFER OF DOMICILE


     SITZVERLEGUNG. Eine Sitzverlegung der Anleiheschuldnerin in ein anderes Land, Territorium oder Hoheitsgebiet ist nicht zulassig.

     TRANSFER OF DOMICILE. A transfer of domicile of the Issuer to another country, territory or jurisdiction shall not be permissible.


                                     SS. 15
                           ZAHLSTELLE; WANDLUNGSSTELLE

                                     SS. 15
                         PAYING AGENT; CONVERSION AGENT


(1) BESTELLUNG. Die Anleiheschuldnerin hat die Dresdner Bank AG, Frankfurt am Main, Bundesrepublik Deutschland, zur Hauptzahlstelle (in dieser Funktion die HAUPTZAHLSTELLE), zur Hauptwandlungsstelle (in dieser Funktion die HAUPTUMTAUSCHSTELLE) und zur deutschen Zahlstelle (in dieser Funktion die DEUTSCHE ZAHLSTELLE) bestellt und die Dexia Banque Internationale a Luxembourg, Luxemburg, zur luxemburgischen Zahlstelle (in dieser Funktion die LUXEMBURGISCHE ZAHLSTELLE; die Hauptzahlstelle, die Deutsche Zahlstelle und die Luxemburgische Zahlstelle zusammen die ZAHLSTELLEN und jeweils einzeln eine ZAHLSTELLE) und zur luxemburgischen Wandlungsstelle (in dieser Funktion die LUXEMBURGISCHE WANDLUNGSSTELLE, die Hauptwandlungsstelle, die Deutsche Wandlungsstelle und die Luxemburgische Wandlungsstelle zusammen die WANDLUNGSSTELLEN und jeweils einzeln eine WANDLUNGSSTELLE) bestellt. Adressanderungen werden gema(beta) ss. 16 bekanntgegeben.

(1) APPOINTMENT. The Issuer has appointed Dresdner Bank AG, Frankfurt am Main, Federal Republic of Germany, to act as principal paying agent (in such capacity, the PRINCIPAL PAYING AGENT), as German paying agent (in such capacity, the German Paying Agent) and as German conversion agent (in such capacity, the GERMAN CONVERSION AGENT), and Dexia Banque Internationale a Luxembourg, Luxembourg, as Luxembourg paying agent (in such capacity, the LUXEMBOURG PAYING AGENT, the Principal Paying Agent, the German Paying Agent and the Luxembourg Paying Agent together the PAYING AGENTS or one a PAYING AGENT) and as Luxembourg conversion agent (in such capacity, the LUXEMBOURG CONVERSION AGENT, the Principal Conversion Agent, the German Conversion Agent and the Luxembourg Conversion Agent together the CONVERSION AGENTS or one a CONVERSION AGENT). Changes of address shall be published in accordance with ss. 16.


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


(2) ERSETZUNG. Die Anleiheschuldnerin kann jederzeit durch Bekanntmachung gema(beta) ss. 16 mit einer Frist von mindestens 30 Kalendertagen eine andere Bank, die ihre Hauptniederlassung oder eine Zweigniederlassung in London, Luxemburg oder Frankfurt am Main unterhalt, zur Zahlstelle und/oder Wandlungsstelle bestellen. Die Zahlstellen und die Wandlungsstellen konnen jederzeit von ihrem jeweiligen Amt zurucktreten. Der Rucktritt wird jedoch nur wirksam mit der Bestellung einer anderen Bank, die ihre Hauptniederlassung oder eine Zweigniederlassung in London, Luxemburg oder Frankfurt am Main oder einem mit London oder Frankfurt am Main vergleichbaren Finanzzentrum unterhalt, zur neuen Zahlstelle bzw. Wandlungsstelle durch die Anleiheschuldnerin durch Bekanntmachung dieser Bestellung gema(beta) ss. 16 mit einer Frist von mindestens 30 Kalendertagen. Solange die Schuldverschreibungen an der Luxemburger Wertpapierborse notiert sind (und die Regeln dieser Borse dies verlangen) wird die Anleiheschuldnerin eine Zahlstelle und eine Wandlungsstelle in Luxemburg bereithalten.

(2) SUBSTITUTION OF AGENT. The Issuer may at any time, by giving not less than 30 calendar days' notice by publication in accordance with ss. 16, appoint another bank maintaining its head office or a branch in London, Luxembourg or Frankfurt am Main, as Paying Agent and/or Conversion Agent. The Paying Agents and/or the Conversion Agents may at any time resign from their respective offices. However, such resignation shall become effective only upon the appointment by the Issuer of a bank maintaining its head office or a branch in London, Luxembourg or Frankfurt am Main or a financial centre comparable to Frankfurt am Main or London, as the case may be as the new Paying Agent and/or Conversion Agent and the giving of not less than 30 calendar days' notice of any such appointment by publication in accordance with ss. 16. So long as the Notes are listed on the Luxembourg Stock Exchange (and the rules of such stock exchange so require) the Issuer shall maintain a Paying Agent and a Conversion Agent in Luxembourg.


(3) ERFULLUNGSGEHILFEN. Die Zahlstellen und die Wandlungsstellen handeln, mit Ausnahme der in ss. 8(2) geregelten Durchfuhrung der Wandlung der Schuldverschreibungen, in ihrer jeweiligen Eigenschaft ausschlie(beta)lich als Erfullungsgehilfen der Anleiheschuldnerin und stehen in dieser Eigenschaft nicht in einem Auftrags- oder Treuhandverhaltnis zu den Anleiheglaubigern.

(3) AGENTS OF THE ISSUER. The Paying Agents and the Conversion Agents (except as provided for in ss. 8(2) with respect to the conversion of the Notes) are acting exclusively as agents of the Issuer, and in such capacities do not have any relationship of agency or trust with the Noteholders.


                                     SS. 16
                                BEKANNTMACHUNGEN

                                     SS. 16
                                     NOTICES


Alle Bekanntmachungen, die die Schuldverschreibungen betreffen, werden (solange die Schuldverschreibungen an der Luxemburger Wertpapierborse notiert sind und die Regeln dieser Borse dies verlangen) in einer fuhrenden Zeitung mit allgemeiner Verbreitung in Luxemburg veroffentlicht. Die Bekanntmachungen werden unter normalen Umstanden voraussichtlich im Luxemburger Wort erscheinen. Fur das Datum und die Rechtswirksamkeit samtlicher Bekanntmachungen ist der dritte Kalendertag nach dem Tag der ersten Veroffentlichung ma(beta)geblich. Eine Kopie jeder Bekanntmachung wird der Luxemburger Wertpapierborse ubermittelt.

All notices regarding the Notes shall be published (so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require), in a leading newspaper having general circulation in Luxembourg. It is expected that such notices will normally be published in the Luxemburger Wort. Any notice will become effective for all purposes on the date of the third calendar day following the first such publication. A copy of each notice will be sent to the Luxembourg Stock Exchange.


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


                                     SS. 17
                     BEGEBUNG WEITERER SCHULDVERSCHREIBUNGEN

                                     SS. 17
                            ISSUE OF ADDITIONAL NOTES


Die Anleiheschuldnerin behalt sich vor, von Zeit zu Zeit ohne Zustimmung der Anleiheglaubiger weitere Schuldverschreibungen mit gleicher Ausstattung (mit Ausnahme, unter anderem, des Ausgabetags und des Verzinsungsbeginns) in der Weise zu begeben, dass sie mit diesen Schuldverschreibungen zusammengefasst werden, eine einheitliche Anleihe mit ihnen bilden und ihren Gesamtnennbetrag erhohen. Der Begriff "Schuldverschreibungen" umfasst im Falle einer solchen Erhohung auch solche zusatzlich begebenen Schuldverschreibungen.

The Issuer reserves all rights from time to time without the consent of the Noteholders to issue additional Notes with identical terms (save for inter alia issue date and interest commencement date), so that the same shall be consolidated, form a single issue with and increase the aggregate principal amount of these Notes. The term "Notes" shall, in the event of such increase, also comprise such additionally issued Notes.


                                     SS. 18
                                    VORLEGUNG

                                     SS. 18
                                  PRESENTATION


(1) KAPITAL. Die in ss. 801 Abs. 1 Satz 1 BGB bestimmte Vorlegungsfrist fur die Schuldverschreibungen in bezug auf Kapital wird auf zehn Jahre verkurzt.

(1) PRINCIPAL. The term for presentation of the Notes with respect to principal as laid down in ss. 801(1) sentence 1 of the German Civil Code is reduced to ten years.


(2) ZINSEN. Die Vorlegungsfrist fur die Schuldverschreibungen in bezug auf Zinsen betragt funf Jahre und beginnt mit dem Datum, an dem die jeweilige Zinszahlung erstmals fallig und zahlbar wird.

(2) INTEREST. The term for presentation of the Notes with respect to interest shall be five years after the date on which payment thereof first becomes due and payable.


                                     SS. 19
                                  VERSCHIEDENES

                                     SS. 19
                                  MISCELLANEOUS


(1) ANWENDBARES RECHT. Form und Inhalt der Schuldverschreibungen sowie samtliche sich aus oder im Zusammenhang mit diesen Anleihebedingungen ergebenden Rechte und Pflichten bestimmen sich in jeder Hinsicht nach deutschem Recht.

(1) GOVERNING LAW. The Notes, with regard to both form and content, as well as all rights and obligations arising from or in connection with these Terms and Conditions shall in all respects be governed by German law.


(2)  ERFULLUNGSORT. Erfullungsort ist Wiesbaden, Bundesrepublik Deutschland.

(2) PLACE OF PERFORMANCE. Place of performance shall be Wiesbaden, Federal Republic of Germany.


(3)  GERICHTSSTAND. Ausschlie(beta)licher Gerichtsstand fur alle
     Rechtsstreitigkeiten aus oder im Zusammenhang mit diesen Anleihebedingungen gegen die Anleiheschuldnerin ist, soweit gesetzlich zulassig, Frankfurt am Main, Bundesrepublik Deutschland.

(3) PLACE OF JURISDICTION. To the extent legally permissible, exclusive place of jurisdiction for all proceedings arising from or in connection with these Terms and Conditions against the Issuer shall be Frankfurt am Main, Federal Republic of Germany.


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


(4) VERZICHT AUF EINWENDUNGEN. Die Anleiheschuldnerin verzichtet unwiderruflich auf jede ihr gegenwartig oder spater zustehende Einwendung dagegen, dass die zustandigen Gerichte in Frankfurt am Main (Amtsgericht oder Landgericht) als zustandige Gerichte zur Entscheidung jeglicher Rechtsstreitigkeiten und zur Erledigung samtlicher Streitfalle bestimmt werden und verpflichtet sich, nicht zu behaupten, dass eines dieser Gerichte ein nicht geeigneter oder Angemessener Gerichtsstand ware (forum non conveniens).

(4) WAIVER OF OBJECTIONS. The Issuer irrevocably waives any objection which it may now or hereafter have to the competent courts of Frankfurt am Main (Amtsgericht or Landgericht) being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that any such court is not a convenient or appropriate forum.


(5) GELTENDMACHUNG VON ANSPRUCHEN. Jeder Anleiheglaubiger kann in Rechtsstreitigkeiten gegen die Anleiheschuldnerin oder Rechtsstreitigkeiten, an denen der Anleiheglaubiger und die Anleiheschuldnerin beteiligt sind, im eigenen Namen seine Rechte aus den ihm zustehenden Schuldverschreibungen geltend machen unter Vorlage der folgenden Dokumente: (a) einer Bescheinigung seiner Depotbank, die (i) den vollen Namen und die volle Anschrift des Anleiheglaubigers bezeichnet, (ii) den Gesamtnennbetrag der Schuldverschreibungen angibt, die am Ausstellungstag dieser Bescheinigung dem bei dieser Depotbank bestehenden Depot dieses Anleiheglaubigers gutgeschrieben sind, und (iii) bestatigt, dass die Depotbank dem Clearing System und der Hauptzahlstelle eine schriftliche Mitteilung zugeleitet hat, die die Angaben gema(beta) (i) und
     (ii) enthalt und Bestatigungsvermerke des Clearing Systems sowie des jeweiligen Clearing System-Kontoinhabers tragt, sowie (b) einer von einem Vertretungsberechtigten des Clearing Systems oder der Hauptzahlstelle beglaubigten Ablichtung der Globalurkunde. Im Sinne der vorstehenden Bestimmungen ist DEPOTBANK ein Bank- oder sonstiges Finanzinstitut (einschlie(beta)lich Clearstream Banking AG) von allgemein anerkanntem Ansehen, das zum Betreiben des Wertpapier-Depotgeschafts berechtigt ist und bei dem der Anleiheglaubiger Schuldverschreibungen im Depot verwahren lasst.

(5) ENFORCEMENT. Any Noteholder may in any proceedings against the Issuer or to which the Noteholder and the Issuer and/or SGL CARBON AG are parties protect and enforce in its own name its rights arising under its Notes by submitting the following documents: (a) a certificate issued by its Depositary Bank (i) stating the full name and address of the Noteholder,
     (ii) specifying an aggregate principal amount of Notes credited on the date of such certificate to such Noteholder's securities account maintained with such Depositary Bank and (iii) confirming that the Depositary Bank has given a written notice to the Clearing System as well as to the Principal Paying Agent containing the information pursuant to (i) and (ii) and bearing acknowledgements of the Clearing System and the relevant Clearing System accountholder as well as (b) a copy of the Global Note certified by a duly authorised officer of the Clearing System or the Principal Paying Agent as being a true copy. For the purposes of the foregoing, DEPOSITARY BANK means any bank or other financial institution of recognised standing authorised to engage in securities deposit business with which the Noteholder maintains a securities account in respect of any Notes, and includes Clearstream Banking AG.

                                     SS. 20
                                     SPRACHE

                                     SS. 20
                                    LANGUAGE


Diese Anleihebedingungen sind in deutscher Sprache abgefasst und mit einer Ubersetzung in die englische Sprache versehen. Der deutsche Wortlaut ist allein rechtsverbindlich. Die englische Ubersetzung dient nur der Information.

These Terms and Conditions are written in the German language and provided with an English language translation. The German version shall be the only legally binding version. The English translation is for convenience only.

Die deutsche Version der Anleihebedingungen ist allein rechtsverbindlich. Die englische Fassung ist unverbindlich.

The German version of the Terms and Conditions is the only legally binding version. The English translation is for convenience only.


                                       36